Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

D. BORAL ARC ACQUISITION I CORP.
as Parent,

D. BORAL ARC MERGER CORPORATION
as Purchaser

D. BORAL ARC MERGER SUB INC.,
as Merger Sub, and

EXASCALE LABS INC.,
as the Company

Dated as of January 11, 2026

i

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EXHIBITS.

Exhibit A	Form of Company Shareholder Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement

AGREEMENT AND PLAN OF MERGER dated as of January __, 2026 (this “Agreement”), by and among D. Boral ARC Acquisition I Corp., a company organized under the laws of the British Virgin Islands (“Parent”), D. Boral ARC Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), D. Boral Arc Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Exascale Labs Inc., a Delaware corporation (the “Company”). Parent, Purchaser, Merger Sub and Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. All capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth or referenced in Section 1.1.

RECITALS

WHEREAS, Parent is a blank check company formed for the sole purpose of entering into a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Purchaser is a wholly owned subsidiary of Parent and was formed for the sole purpose of effecting the merger of Parent with and into Purchaser (the “Reincorporation”), in which Purchaser will be the surviving company, in accordance with this Agreement and the BVI BCA;

WHEREAS, Parent and Purchaser represent that they have taken all corporate and governmental actions necessary to consummate the Reincorporation, are in good standing under applicable Law, and have no knowledge of any impediments or conditions that would reasonably be expected to prevent or delay the Reincorporation;

WHEREAS, promptly (but no earlier than the subsequent day and no later than the third (3rd) Business Day) after the Reincorporation, the Parties hereto intend to effect a merger of Merger Sub with and into the Company (the “Merger”), in which the Company will be the surviving entity, in accordance with this Agreement and the applicable Laws of Delaware;

WHEREAS, the Parties acknowledge that consummation of the Merger is conditioned upon, and shall occur immediately following, the consummation of the Reincorporation, and nothing herein shall obligate the Company to close the Merger absent the prior completion of the Reincorporation;

WHEREAS, for U.S. federal income Tax purposes, the parties intend, and each of Parent, Purchaser and the Company acknowledges, that each of the Reincorporation and the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and the Boards of Directors of Parent and Purchaser have approved this Agreement and intend that it constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3 with respect to each of the Reincorporation and the Merger;

WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, the Company Surviving Corporation will become a wholly owned subsidiary of Purchaser Surviving Corporation and the outstanding Company Shares and SAFEs will be converted into the right to receive the consideration described in this Agreement;

WHEREAS, each of the Boards of Directors of Purchaser and the Company has (a) determined that this Agreement, the Merger and the Transactions are fair and advisable to, and in the best interests of, their respective shareholders, (b) approved the Merger, (c) adopted this Agreement and (d) determined to recommend that its shareholders adopt, authorize and approve this Agreement, the Merger and the Transactions;

WHEREAS, the Board of Directors of Parent has (a) determined that this Agreement, the Reincorporation, the Merger and the Transactions are fair and advisable to, and in the best interests of Parent and its shareholders, (b) approved the Merger and adopted this Agreement and (d) determined to recommend that the shareholders of Parent adopt, authorize and approve this Agreement, the Reincorporation, the Merger and the Transactions;

WHEREAS, contemporaneously with the execution and delivery of this Agreement and in connection with the Transactions, Parent, the Company and the Company Shareholder which owns a majority voting interest in the Company (the “Majority Shareholder”) have entered into the Company Shareholder Support Agreement dated as of the date hereof, substantially in the form attached hereto as Exhibit A (the “Company Shareholder Support Agreement”), providing that, among other things, the Majority Shareholder will vote its Company Shares in favor of this Agreement, the Merger and the other Transactions; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement and in connection with the Transactions, the Company, Parent and Sponsor have entered into the Sponsor Support Agreement dated as of the date hereof, substantially in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”), providing that, among other things, the Sponsor shall and each of the signatories thereto will direct the Sponsor, with respect to their allocation of Parent Shares to vote in favor of this Agreement, the Reincorporation, the Merger and the other Transactions and Sponsor shall agree to waive any anti-dilution or similar adjustment rights with respect to its Class B Parent Ordinary Shares (including any securities issued upon conversion of such Class B Parent Ordinary Shares).

NOW, THEREFORE, in consideration of the premises, covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the Parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. All capitalized terms used but not otherwise defined in this Agreement have the meanings set forth or referenced below:

“Additional Parent SEC Documents” has the meaning provided in Section 6.14(a).

“Affiliate” means, as to any Person, another Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this definition, “Affiliate” shall not include any individual family member of any officer, director or employee unless such individual otherwise has control.

“Affiliate Transaction” has the meaning provided in Section 5.24(a).

“Agreement” has the meaning provided in the Preamble to this Agreement.

“Alternative Proposal” has the meaning provided in Section 10.1(b).

“Alternative Transaction” means any of the following transactions involving the Company (other than the transactions contemplated by this Agreement, including Schedule 7.1(a)): (a) any merger, acquisition, consolidation, recapitalization, share exchange, business combination or other similar transaction, public investment or public offering or (b) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than sales of inventory or other transaction in the Ordinary Course) or any class or series of the capital stock, membership interests or other equity interests of the Company in a single transaction or series of transactions. For the avoidance of doubt, “Alternative Transaction” shall exclude any equity or debt financing, joint venture, strategic partnership, commercial agreement, or other transaction entered into for working capital or operational purposes in the Ordinary Course that does not otherwise constitute an Alternative Transaction.

“Anti-Corruption Laws” has the meaning provided in Section 5.14(a).

“Assets” means, with respect to any Person, all of the assets, rights, interests and other properties, real, personal and mixed, tangible and intangible, owned, leased, subleased or licensed by such Person.

“Authorization Notice” has the meaning provided in Section 2.11(b).

“Balance Sheet Date” has the meaning provided in Section 5.7(a).

“Benefit Arrangements” has the meaning provided in Section 5.22(a).

“Bonds” has the meaning provided in Section 5.17(a).

“Business Day” means a day except a Saturday, a Sunday or any other day on which the SEC or banks in the City of New York or the British Virgin Islands are authorized or required by Law to be closed.

“BVI BCA” means the Business Companies Act, (Revised Edition 2020) as amended, of the British Virgin Islands.

“BVI Registrar” means the Registrar of Corporate Affairs of the British Virgin Islands appointed under section 229 of the BVI BCA.

“Class A Parent Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Parent.

“Class B Parent Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Parent initially issued to Sponsor in a private placement prior to the IPO, which will (a) automatically convert into Class A Parent Ordinary Shares upon consummation of Parent’s Reincorporation or (b) convert into Class A Parent Ordinary Shares at any time prior to the closing of Merger at the election of Sponsor.

“Closing Date” has the meaning provided in Section 3.2.

“Closing Press Release” has the meaning provided in Section 10.6(b).

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning provided in the Preamble to this Agreement.

“Company Class A Common Stock” means the Class A common stock of the Company, par value $0.01 per share, with each such share having one (1) vote per share.

“Company Class B Common Stock” means the Class B common stock of the Company, par value $0.01 per share, with each such share having twenty (20) votes per share.

“Company Disclosure Schedules” means the Disclosure Schedules delivered to Parent by the Company on the date hereof.

“Company Dissenting Shares” has the meaning provided in Section 3.12.

“Company Equityholders” means the Company Shareholders and Company Safeholders.

“Company Financial Statements” has the meaning provided in Section 5.7(a).

“Company Safeholder” means the holders of the SAFEs.

“Company Securities” means the Company Shares and SAFEs of the Company.

“Company Shareholder Approval” has the meaning provided in Section 5.2(c).

“Company Shareholders” means the holders of the Company Shares.

“Company Shares” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Surviving Corporation” has the meaning provided in Section 3.1.

“Company Transaction Expenses” means (a) the fees and disbursements of outside counsel to the Company incurred in connection with the Transactions and (b) the fees and expenses of any other agents, advisors, consultants, experts, financial advisors, accountants and other service providers engaged by the Company in connection with the Transactions. For the avoidance of doubt, “Company Transaction Expenses” shall not include any fees or expenses incurred by Parent, Purchaser or the Sponsor.

“Computer Systems” has the meaning provided in Section 5.16(h).

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, purchase orders, binding commitments and understandings, and other instruments and interests therein, and all amendments thereof.

“D&O Indemnitees” has the meaning provided in Section 8.6(a).

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” has the meaning provided in Section 3.3.

“Environmental and Safety Requirements” means all Laws and Orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

“Equityholder Allocation Schedule” has the meaning provided in Section 4.2(c).

“ERISA” has the meaning provided in Section 5.22(a).

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Fund” has the meaning provided in Section 4.5(b).

“Excluded Matter” means any one or more of the following: (a) general economic or political conditions; (b) conditions generally affecting the industries in which such Person or its Subsidiaries operates; (c) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required or permitted by this Agreement or any action or omission taken by the Company with the written consent or at the request of Parent or any action or omission taken by Parent or Merger Sub with the written consent or at the request of the Company; (f) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (h) any natural or man-made disaster, acts of God or pandemics; provided, however, that the exclusions provided in the foregoing clauses (a) through (d), clause (f) and clause (h) shall not apply to the extent that Parent and Merger Sub, taken as a whole, on the one hand, or the Company, on the other hand, is disproportionately affected by any such exclusions or any change, event or development to the extent resulting from any such exclusions relative to all other similarly situated companies that participate in the industry in which they operate.

“Export Control Laws” has the meaning provided in Section 5.14(a).

“Fully Diluted Company Capitalization” means, without duplication, the aggregate number of Company Shares (a) outstanding immediately prior to the Effective Time and (b) issuable upon the exercise of the SAFEs.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any United States, non-United States or multi-national government entity, body or authority, including any (a) United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (b) non-United States or multi-national government or governmental authority or any political subdivision thereof, (c) United States, non-United States or multi-national regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (d) self-regulatory organization or (e) official of any of the foregoing acting in such capacity.

“Indebtedness” means, without duplication, the following obligations of a Person, whether or not contingent: (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements), including with respect thereto, all interests, fees and costs and prepayment and other penalties; (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) all reimbursement obligations with respect to mortgages, letters of credit (including standby letters of credit to the extent drawn upon), bankers’ acceptances or similar facilities issued for the account of the Company or its Subsidiaries (inclusive of any current portion thereof); (d) all obligations of such Person under capitalized leases to the extent required to be capitalized under GAAP; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable, accrued expenses, deferred revenue and other trade payables incurred in the Ordinary Course and (i) not past due by more than 60 days or (ii) being contested in good faith); (f) all recourse Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (g) all guarantees by such Person; (h) all obligations of the type referred to in clauses (a) through (g) of another Person the payment of which the Company or any of its Subsidiaries has guaranteed or for which the Company or any of its Subsidiaries is responsible or liable, directly or indirectly, jointly or severally, as obligor or guarantor; and (i) any agreement to incur or provided any of the foregoing. For the avoidance of doubt, “Indebtedness” shall not include: (w) bonuses, severance, change-in-control amounts or other compensation obligations; (x) Taxes; (y) any amounts included in Company Transaction Expenses; or (z) any obligations or amounts outstanding pursuant to SAFEs, including any amounts classified as liabilities under GAAP.

“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) discoveries, ideas, Know-How, systems, technology, whether patentable or not, and all issued patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals, extensions, and other extension of legal protestation pertaining thereto; (c) trade secrets and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto as well as social media accounts and respective social media identifiers.

“Interim Financial Statements” has the meaning provided in Section 5.7(a).

“International Trade Control Laws” has the meaning provided in Section 5.14(a).

“IPO” means the initial public offering of Parent pursuant to a prospectus dated July 30, 2025 and filed with the SEC on August 1, 2025 (the “Prospectus”).

“Key Employee” means each of the individuals identified on Schedule A of the Company Disclosure Schedules.

“Know-How” means all information, unpatented inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.

“Knowledge of Parent” or “to Parent’s Knowledge” means the actual knowledge, after due inquiry, of David Boral, John Darwin, Kevin Chen, Luisa Ingargiola, and Matt Laker.

“Knowledge of the Company” or “to the Company’s Knowledge” means the actual knowledge, after due inquiry, of Hoansoo Lee, Wenying Jia, and Zachary Bright.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, ordinance, code, rule or regulation, issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any applicable Governmental Authority.

“Leased Real Property(ies)” has the meaning provided in Section 5.13(b).

“Letter of Transmittal” has the meaning provided in Section 4.5(c).

“Liability” means any known liability, obligation or commitment of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any security interest, pledge, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, third-party-claim, encroachment, encumbrance, right-of-way, option, or other similar arrangement or interest in real or personal property, but excluding Intellectual Property licenses and covenants not to sue.

“Lock-Up Agreement” has the meaning provided in Section 7.4.

“Majority Shareholder” has the meaning provide in the Recitals to this Agreement.

“Material Adverse Effect” means any fact, effect, event, development, change, state of facts, condition, circumstance, violation or occurrence (an “Effect”) that, individually or together with one or more other contemporaneous Effects, (a) has or would reasonably be expected to have a materially adverse effect on the financial condition, assets, liabilities, business or results of operations of the Company and the Company’s Subsidiaries, on the one hand, or on Parent and Merger Sub, on the other hand, in either case taken as a whole; or (b) prevents or materially impairs or would reasonably be expected to prevent or materially impair the ability of the Company Equityholders and the Company, on the one hand, or on Parent and Merger Sub, on the other hand, to consummate the Merger and the other transactions contemplated by this Agreement in accordance with the terms and conditions of this Agreement; provided, however, that (i) a Material Adverse Effect shall not be deemed to include Effects (and solely to the extent of such Effects) resulting from an Excluded Matter, and (ii) a Parent Material Adverse Effect (as defined below) shall not include (u) redemptions or anticipated redemptions, (v) loss of financing, PIPE or trust proceeds, (w) Nasdaq delisting risk or notices, (x) restatements of financials or SEC comments, (y) Sponsor resignations, or (z) any change in Parent’s share price, trading volume or redemption rate. A Material Adverse Effect with respect to the Company is sometimes referred to herein as a “Company Material Adverse Effect”; and a Material Adverse Effect with respect to Parent and Merger Sub is sometimes referred to herein as a “Parent Material Adverse Effect”.

“Material Contract” has the meaning provided in Section 5.25(a).

“Material Customer” has the meaning provided in Section 5.20.

“Material Partners” has the meaning provided in Section 5.20.

“Material Supplier” has the meaning provided in Section 5.20.

“Merger” has the meaning provided in the Recitals to this Agreement.

“Merger Consideration” has the meaning provided in Section 4.1.

“Merger Sub” has the meaning provided in the Preamble to this Agreement.

“Merger Sub Shares” means the shares of common stock, no par value each of Merger Sub.

“Modification in Recommendation” has the meaning provided in Section 10.4.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Listing Application” has the meaning provided in Section 8.1.

“Non-Disclosure Agreement” means that certain Non-Disclosure and Confidentiality Agreement, dated as of August 11, 2025, by and between Parent and the Company.

“Non-U.S. Subsidiaries” has the meaning provided in Section 9.1(e).

“Odyssey” has the meaning provided in Section 4.5(b).

“Offer Documents” has the meaning provided in Section 10.3(a).

“Order” means any order, decision, ruling, charge, writ, judgment, injunction, decree, stipulation, award or binding determination issued, promulgated or entered by or with any Governmental Authority.

“Ordinary Course” means in the ordinary course of business of the Person, consistent with past practice before the date hereof.

“Organizational Documents” means the memorandum and articles of association or certificate or articles of incorporation and bylaws or certificate of formation and limited liability company operating agreement of a Person, as in effect from time to time including any amendments thereto.

“Outside Date” has the meaning provided in Section 12.1(d)(i).

“Owned Intellectual Property” has the meaning provided in Section 5.16(a).

“Owned Real Property” has the meaning provided in Section 5.13(a).

“Parent” has the meaning provided in the Preamble to this Agreement.

“Parent Certifications” has the meaning provided in Section 6.14(c).

“Parent Disclosure Schedules” means the Disclosure Schedules delivered to Company by Parent, Purchaser and/or Merger Sub on the date hereof.

“Parent Dissenting Shareholder” has the meaning provided in Section 2.11.

“Parent Excluded Shares” has the meaning provided in Section 2.6(d).

“Parent Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in Parent SEC Documents and the Additional Parent SEC Documents.

“Parent Ordinary Shares” means the Class A Parent Ordinary Shares and the Class B Parent Ordinary Shares, collectively.

“Parent Preferred Shares” means the preference shares of Parent, par value $0.0001.

“Parent Proposals” has the meaning provided in Section 10.3(e).

“Parent Public Shareholders” the shareholders of Parent who purchased Parent Units in the IPO.

“Parent Required Vote” has the meaning provided in Section 6.22(b).

“Parent SEC Documents” has the meaning provided in Section 6.14(a).

“Parent Shareholders” means the holders of Parent Shares.

“Parent Shareholders’ Meeting” the meeting of holders of Parent Shares to be called for the purpose of soliciting proxies from the holders of Parent Shares to, among other things, vote in favor of the adoption of this Agreement, the approval of the Reincorporation, the Merger and the other Parent Proposals.

“Parent Shares” means Parent Ordinary Shares and Parent Preferred Shares.

“Parent Transaction Expenses” means all fees, expenses and disbursements incurred by or on behalf of Merger Sub or Parent for outside counsel, agents, advisors, consultants, experts, financial advisors and other service providers engaged by or on behalf of Parent or Merger Sub in connection with the Transactions.

“Parent Unit” means a unit of Parent comprised of (a) one Class A Parent Ordinary Share and (b) one-half of one Parent Warrant.

“Parent Warrant” means the redeemable warrants included as a component of Parent Units.

“PCAOB” means the Public Company Accounting Overview Board.

“Per Share Merger Consideration” means the quotient equal to the Merger Consideration divided by the Fully Diluted Company Capitalization.

“Permit” means any permit, license, authorization, registration, franchise, approval, consent, certificate, variance and similar right obtained, or required to be obtained for the conduct of the Company’s business as currently conducted, from any Governmental Authority.

“Permitted Liens” means only (a) Liens for Taxes not yet due and delinquent or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements; (b) Liens arising under equipment leases, purchase-money financing, software licenses, IP licenses, or other Ordinary Course commercial agreements; (c) workers or unemployment compensation Liens arising in the Ordinary Course; (d) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the Ordinary Course securing amounts that are past due and being contested in good faith, and for which appropriate and adequate reserves have been created in the applicable financial statements, or not delinquent; (e) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey or a search of public records and would not, individually or in the aggregate, materially interfere with the value or usefulness of such real property to the respective businesses of the Company or any of its Subsidiaries as presently conducted; (f) title of a lessor under a capital or operating lease; (g) Liens arising under Indebtedness to be paid at Closing; (h) Liens imposed by applicable securities Laws; (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair or interfere with the current use of the Company’s or its Subsidiary’s Assets that are subject thereto; and (j) rights of first refusal, rights of first offer, proxy, voting trusts, voting agreements or similar arrangements.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, joint stock company, joint venture, a trust or any other entity, including a Governmental Authority.

“PFIC” has the meaning provided in Section 9.1(e).

“Plan of Merger” has the meaning provided in Section 2.2.

“Policies” has the meaning provided in Section 5.17(a).

“Post-Closing Board of Directors” has the meaning provided in Section 3.6(a).

“Privacy Policy” has the meaning provided in Section 5.16(i).

“Proceeding” means any action, suit, proceeding, complaint, claim, charge, hearing, labor dispute, inquiry or investigation before or by a Governmental Authority or an arbitrator.

“Prohibited Party” has the meaning provided in Section 5.14(b).

“Prospectus” has the meaning set forth in the definition of IPO.

“Proxy Statement” has the meaning provided in Section 10.3(a).

“Purchaser” has the meaning provided in the Preamble to this Agreement.

“Purchaser Class A Shares” means the Class A shares of common stock, par value $0.0001 per share, of Purchaser Surviving Corporation, with each such share having one (1) vote per share.

“Purchaser Class B Shares” means the Class B shares of common stock, par value $0.0001 per share, of Purchaser Surviving Corporation, with each such share having twenty (20) votes per share.

“Purchaser Shares” or “Purchaser Surviving Corporation Shares” means, collectively, the Purchaser Class A Shares and Purchaser Class B Shares.

“Purchaser Surviving Corporation” has the meaning provided in Section 2.1.

“Real Property Lease(s)” has the meaning provided in Section 5.13(b).

“Reincorporation” has the meaning provided in the Recitals.

“Reincorporation Effective Time” has the meaning provided in Section 2.2.

“Reincorporation Intended Tax Treatment” has the meaning provided in Section 2.9.

“Representative” means, with respect to any Person, shall mean persons authorized by such Party to act on its behalf in connection with the Transactions; contractors and distributors shall be Representatives only to the extent performing such authorized duties.

“Requisite Vote” has the meaning provided in Section 5.2(c).

“SAFEs” means those certain Simple Agreements for Future Equity, by and between the Company and each Company Safeholder.

“Sanctions Laws” has the meaning provided in Section 5.14(a).

“Scheduled Intellectual Property” has the meaning provided in Section 5.16(a).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes “personal data”, which is information held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries that is defined as “personal data”, “personally identifiable information”, “personal information” or similar term under any applicable Laws.

“Specified Courts” has the meaning provided in Section 13.6.

“Sponsor” means MFH 1, LLC, a Delaware limited liability company.

“Subsidiary”, when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Party in such Party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as applicable, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such Party or by such Party and one or more Subsidiaries of such Party.

“Tax” or “Taxes” means any and all federal, state, local, non-U.S. and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, utility, unemployment compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties, whether disputed or not.

“Tax Return” means all returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment, claim for refund or collection of any Tax, including any amendment or attachment thereto.

“Transaction Documents” means, collectively, to this Agreement, the Lock-Up Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby.

“Transactions” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents, including the Reincorporation and the Merger.

“Trust Account” has the meaning provided in Section 6.8(a).

“Trust Agreement” has the meaning provided in Section 6.8(a).

1.2 Construction. The following rules of construction shall apply to this Agreement:

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The word “or” shall not be exclusive.

(d) Any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of statutes, by succession of comparable successor statutes and including, in the case of agreements or instruments, all attachments thereto and instruments incorporated therein, and, in the case of statutes, all rules and regulations promulgated thereunder.

(e) References to a Person are also to its permitted successors and assigns.

(f) Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All references to “$” or “dollars” shall mean United States Dollars.

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
REINCORPORATION

2.1 Reincorporation. At the Reincorporation Effective Time, subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the BVI BCA and the DGCL, Parent shall be merged with and into Purchaser, the separate corporate existence of Parent shall cease and Purchaser shall continue as the surviving company. Purchaser as the surviving company after the Reincorporation is hereinafter sometimes referred to as “Purchaser Surviving Corporation”.

2.2 Reincorporation Effective Time. On a date no later than three (3) Business Days after the satisfaction or waiver of all the conditions set forth in ARTICLE XI that are required to be satisfied prior to the Closing Date, Parent and Purchaser shall cause the Reincorporation to be consummated by filing the plan of merger (and any other documents required by the BVI BCA and DGCL) (collectively, the “Plan of Merger”) with the BVI Registrar and the Delaware Secretary of State (the “DE SOS”) in accordance with the relevant provisions of the BVI BCA and DGCL. The effective time of Reincorporation shall be the date that the Plan of Merger is filed with, and the certificate of merger is issued by, the DE SOS, or such later time as specified in or in accordance with the Plan of Merger being the “Reincorporation Effective Time”.

2.3 Effect of Reincorporation. At the Reincorporation Effective Time, the effect of Reincorporation shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the BVI BCA and DGCL. At the Reincorporation Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Parent and Purchaser prior to the Reincorporation Effective Time shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Purchaser Surviving Corporation, which shall include the assumption by Purchaser Surviving Corporation of any and all agreements, covenants, duties and obligations of Parent set forth in this Agreement or any other outstanding agreement to which Parent is a party to be performed after the Closing. All securities of Purchaser Surviving Corporation issued and outstanding as a result of the conversion under Section 2.6 shall be listed on Nasdaq.

2.4 Charter Documents. At the Reincorporation Effective Time, the certificate of incorporation of Purchaser shall be amended and restated to a form acceptable to the Company and Parent which shall become the certificate of incorporation of Purchaser Surviving Corporation (“Amended and Restated COI of Purchaser Surviving Corporation”). The new name of Purchaser Surviving Corporation will be such name as provided by the Company.

2.5 Directors and Officers of Purchaser Surviving Corporation. As of the Reincorporation Effective Time, the Persons constituting the officers and directors of Parent prior to the Reincorporation Effective Time shall continue to be the officers and directors of Purchaser Surviving Corporation (holding the same title as held at Parent) until the Effective Time.

2.6 Effect on Issued Securities of Parent.

(a) With respect to Parent Shares, at the Reincorporation Effective Time, (A) each issued and outstanding Class A Parent Ordinary Share (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) shall automatically be converted into one Purchaser Class A Share and (B) each issued and outstanding Class B Parent Ordinary Share (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) shall automatically be converted into one Purchaser Class A Share. At the Reincorporation Effective Time, all Parent Ordinary Shares shall cease to be outstanding, shall be canceled and shall cease to exist. The holders of issued Parent Ordinary Shares immediately prior to the Reincorporation Effective Time, as evidenced by the register of members of Parent, shall cease to have any rights with respect to such Parent Ordinary Shares, except the right to receive the same number of Purchaser Surviving Corporation Shares or as otherwise required by Law. Each certificate (if any) previously evidencing Parent Ordinary Shares (other than the Parent Excluded Shares, the Parent Dissenting Shares and Parent Ordinary Shares redeemed pursuant to the Offer) shall be exchanged for a certificate representing the same number of Purchaser Shares upon the surrender of such certificate in accordance with Section 2.7.

(b) Each Parent Dissenting Share issued and outstanding immediately prior to the Reincorporation Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the Reincorporation, and each former holder of Parent Dissenting Shares shall thereafter cease to have any rights with respect to such securities, except the right to be paid the fair value of such Parent Dissenting Shares and such other rights as are granted by the BVI BCA. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost its rights under the BVI BCA or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the BVI BCA, then the right of such holder to be paid the fair value of such holder’s Parent Dissenting Shares under the BVI BCA shall cease and such former Parent Ordinary Shares shall no longer be considered Parent Dissenting Shares for purposes hereof and shall thereupon be deemed to have been converted as of the Reincorporation Effective Time into the right to receive the applicable Purchaser Surviving Corporation Shares pursuant to Section 2.6(a), without any interest thereon.

(c) At the Reincorporation Effective Time, (i) all Parent Units will separate into their individual components of Class A Parent Ordinary Shares and Parent Warrants, and will cease separate existence and trading and (ii) each issued and outstanding Parent Warrant shall cease to be a warrant with respect to Parent Ordinary Shares, shall be assumed by Purchaser Surviving Corporation and be converted into one Purchaser Surviving Corporation Warrant (exercisable for Purchaser Class A Shares) and shall cease separate existence and trading. Each Purchaser Surviving Corporation Warrant shall have, and be subject to, the same terms and conditions set forth in the applicable agreements governing the Parent Warrants that are outstanding immediately prior to the Reincorporation Effective Time (it being understood and agreed that such Parent Warrants shall be exercisable for Purchaser Class A Shares). At or prior to the Reincorporation Effective Time, Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of Purchaser Surviving Corporation Warrants remain outstanding, a sufficient number of Purchaser Class A Shares for delivery upon the exercise of Purchaser Surviving Corporation Warrants after the Reincorporation Effective Time.

(d) At the Reincorporation Effective Time, any Parent Ordinary Shares owned by Parent as treasury shares or owned by any direct or indirect wholly owned subsidiary of Parent immediately prior to the Reincorporation Effective Time (the “Parent Excluded Shares”), shall be canceled and extinguished without any conversion thereof or payment therefor. In addition, as of the Reincorporation Effective Time, the one (1) share of Purchaser owned by Parent immediately prior to the Reincorporation Effective Time shall be automatically cancelled and extinguished without any conversion or consideration delivered in exchange therefor.

(e) Notwithstanding anything to the contrary in this Section 2.6, none of Purchaser Surviving Corporation, Parent, the Company or any other Party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.7 Surrender of Parent Shares. All securities issued upon the surrender of the Parent Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of the Parent Shares shall also apply to Purchaser Surviving Corporation Shares so issued in conversion.

2.8 Lost, Stolen or Destroyed Certificates. In the event any certificates representing securities shall have been lost, stolen or destroyed, Purchaser shall, upon the affidavit of that fact by the holder thereof, issue in exchange for such lost, stolen or destroyed certificates such securities as would be issuable under Section 2.6; provided, however, that Purchaser Surviving Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to execute and deliver a deed of indemnity with respect thereto in the form required by Purchaser Surviving Corporation as indemnity against any claim that may be made against it with respect to the certificates alleged to have been lost, stolen or destroyed.

2.9 Reincorporation Intended Tax Treatment. Parent and Purchaser intend that the Reincorporation qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Parent and the Purchaser is a party under Section 368(b) of the Code (the “Reincorporation Intended Tax Treatment”). Each of Parent and Purchaser hereby (a) adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agrees to file and retain such information as shall be required under Treasury Regulation Section 1.368-3 and (c) agrees to file all Tax and other informational returns on a basis consistent with the Reincorporation Intended Tax Treatment.

2.10 Taking of Necessary Action; Further Action. If, at any time after the Reincorporation Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Parent and Purchaser, the officers and directors of Parent and Purchaser are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and does not create any additional obligations for the Company inconsistent with this Agreement.

2.11 Dissenter’s Rights.

(a) No Person who has validly exercised their dissenters’ rights in respect of the Reincorporation pursuant to section 179 of the BVI BCA (each, a “Parent Dissenting Shareholder”) shall be entitled to receive the securities of Purchaser Surviving Corporation in accordance with this Section 2.11, with respect to the shares of Parent owned by such Person (“Parent Dissenting Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s dissenters’ rights under the BVI BCA. Each Parent Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in the BVI BCA with respect to the Parent Dissenting Shares owned by such Parent Dissenting Shareholder. If any Parent Shareholder gives to Parent, before the vote on the Reincorporation, written objection to the Reincorporation (each, an “RC Written Objection”) in accordance with the BVI BCA:

(b) Parent shall, in accordance with the BVI BCA, within twenty (20) days after the date on which the vote of members giving authorization of the Reincorporation is made, give a written notice of the authorization (the “Authorization Notice”) to each such Parent Shareholder who has made an RC Written Objection, and

(c) No party shall be obligated to commence the Reincorporation, and the Plan of Merger shall not be filed with the BVI Registrar, until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under the BVI BCA, as referred to in the BVI BCA), but in any event subject to the satisfaction or waiver of all of the conditions set forth in ARTICLE XI.

ARTICLE III
THE MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the Organizational Documents of Merger Sub and in accordance with the DGCL, at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall thereupon cease, (c) the Company shall be the surviving company in the Merger (“Company Surviving Corporation”) and (d) the Company shall become a wholly-owned Subsidiary of Purchaser Surviving Corporation.

3.2 Closing. The closing of the Transactions (the “Closing”) shall take place by means of telecommunication on the third (3rd) Business Day following the satisfaction or waiver (to the extent permitted by applicable Law and the Organizational Documents of Parent) of the conditions set forth in ARTICLE XI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at such time), unless another time or date, or both, are agreed in writing by the Company and Parent but in no case earlier than the day after the completion of the Reincorporation; provided, however, that the Closing shall occur no earlier than the first (1st) Business Day following the Reincorporation. The Company and the Parent shall have the right to confirm that all conditions precedent are satisfied prior to Closing. The date on which the Closing is held is herein referred to as the “Closing Date”. The Closing will take place remotely via exchange of documents and signature pages via electronic transmission.

3.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, after the Reincorporation, Merger Sub or the Company shall file a certificate of merger with the DE SOS. The effective time of the Merger shall be the date that the certificate of merger has been filed with the DE SOS (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

3.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the DGCL.

3.5 Certificate of Incorporation of Company Surviving Corporation. From and after the Effective Time and until further amended in accordance with applicable Law, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of Company Surviving Corporation.

3.6 Post-Closing Board of Directors and Officers of Purchaser Surviving Corporation.

(a) Immediately after the Closing, the initial slate of Purchaser Surviving Corporation’s board of directors (the “Post-Closing Board of Directors”) will consist of five (5) directors, at least a majority of whom shall qualify as independent directors under the Securities Act and the Nasdaq rules (subject to any phase-in periods under the Nasdaq rules). All five (5) directors shall be designated by the Company.

(b) The Company may, in its sole discretion, elect to classify the Post-Closing Board of Directors into two or more classes, effective immediately after the Closing or such other time after the Closing as the Company may determine in its discretion, with directors in each class serving staggered terms, with the term of office of at least one class expiring each year.

(c) Purchaser Surviving Corporation shall take all action necessary (if needed), including causing the executive officer(s) of Purchaser Surviving Corporation prior to the Closing to resign, so that the individuals serving as executive officers of Purchaser Surviving Corporation immediately after the Closing will be the individuals set forth on Schedule 3.6(c) (or such other Persons as designated by the Company prior to the Closing).

3.7 Directors and Officers of Company Surviving Corporation. From and after the Effective Time, the director(s) and officer(s) of Company Surviving Corporation shall be the person(s) set forth on Schedule 3.7 (or such other Persons as designated by the Company prior to the Closing). The director(s) and officer(s) of Company Surviving Corporation shall hold office for the term specified in, and subject to the provisions contained in, Company Surviving Corporation’s Organizational Documents and applicable Law.

3.8 No Further Ownership Rights in Company Shares. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Shares on the records of the Company.

3.9 [Reserved]

3.10 Taking of Necessary Action; Further Action. Purchaser Surviving Corporation, Merger Sub, and the Company, respectively, shall each use its respective best efforts to take all such action as may be necessary or appropriate to effectuate the Merger under DGCL in accordance with Section 3.3. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Company Surviving Corporation with full right, title and possession to all properties, rights, privileges, immunities, powers and franchises of either of the constituent corporations, the officers of Purchaser Surviving Corporation and Company Surviving Corporation are fully authorized in the name of each constituent corporation or otherwise to take, and shall take, all such lawful and necessary action.

3.11 Withholding. Purchaser Surviving Corporation and Company Surviving Corporation shall each be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or under any provision of state, local or non-U.S. Tax Law. Purchaser Surviving Corporation and Company Surviving Corporation shall provide prompt notice to the Company and the affected Company Equityholder of any required withholding. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authorities in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding the foregoing, Purchaser Surviving Corporation and Company Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such withholding, including requesting and providing recipients of consideration a reasonable opportunity to provide documentation establishing exemptions from or reductions of such withholdings.

3.12 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary, Company Shares issued and outstanding immediately prior to the Closing held by a Company Shareholder who has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights to the extent permitted by applicable Law, and who has properly exercised its appraisal rights with respect to such shares (the “Company Dissenting Shares”) in accordance with Section 262 of the DGCL (the “Dissenters’ Rights Statute”) shall not be converted into a right to receive the applicable portion of the Merger Consideration, but shall instead have the rights set forth in the Dissenters’ Rights Statute unless such Company Shareholder subsequently withdraws its demand for appraisal or waives, fails to perfect or otherwise loses such Company Shareholder’s appraisal rights, if any (in which case such Company Shares shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Merger Consideration). At the Closing, Company Shareholders holding Company Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided under applicable Law and as provided in this Section 3.12. If, after the Effective Time, such Company Shareholder fails to perfect or loses any such right to appraisal, each such Company Dissenting Share of such Company Shareholder shall be treated as a Company Share that had been converted as of the Closing into the right to receive the applicable portion of the Merger Consideration, without interest, in accordance with Section 4.2. The Company shall give Parent (i) prompt written notice of any demands for the Company to purchase the Company Shareholders’ Company Shares for cash received by the Company and withdrawals or attempted withdrawals of any such demands, and (ii) after the Closing, the right to direct and control all negotiations and proceedings with respect to any such demands. Prior to the Closing, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

3.13 Qualification as a Reorganization. The Parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which each of Purchaser, Merger Sub, and Company is a party under Section 368(b) of the Code (the “Merger Intended Tax Treatment”). Each of Purchaser, Merger Sub, and Company hereby (a) adopts this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g), (b) agrees to file and retain such information as shall be required under Treasury Regulation Section 1.368-3 and (c) agrees to file all Tax and other informational returns on a basis consistent with the Merger Intended Tax Treatment.

ARTICLE IV
MERGER CONSIDERATION

4.1 Merger Consideration. As consideration for the Merger, the Company Equityholders collectively shall be entitled to receive from Purchaser Surviving Corporation, in the aggregate, a number of Purchaser Surviving Corporation Shares, each valued at $10.00 per share, with an aggregate value equal to Five Hundred Million U.S. Dollars ($500,000,000) (“Merger Consideration”). Notwithstanding anything to the contrary, the type of Purchaser Surviving Corporation Shares to be received by the Company Equityholders shall be as set forth in Section 4.2 below.

4.2 Conversion of Company Shares and SAFEs.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Shares, each Company Share issued and outstanding immediately prior to the Effective Time (other than (i) any Company Shares held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Shares” hereunder, and (ii) any Company Dissenting Shares) shall be canceled and converted as follows:

(i) Each issued and outstanding share of Company Class B Common Stock held by a Company Shareholder shall be cancelled and converted into the right to receive a number of Purchaser Class B Shares equal to the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) Ten Dollars ($10.00), with each such Purchaser Class B Share having twenty (20) votes per share; and each such Company Shareholder will cease to have any rights with respect to such Company Shares, except the right to receive the Per Share Merger Consideration as provided herein or by Law; and

(ii) Each issued and outstanding share of Company Class A Common Stock held by a Company Shareholder shall be cancelled and converted into the right to receive a number of Purchaser Class A Shares equal to the quotient obtained by dividing (a) the Per Share Merger Consideration by (b) Ten Dollars ($10.00), with each such Purchaser Class A Share having one (1) vote per share; and each such Company Shareholder will cease to have any rights with respect to the Company Shares, except the right to receive the Per Share Merger Consideration as provided herein or by Law.

(b) At the Effective Time, by virtue of the Merger, each SAFE issued and outstanding immediately prior to the Effective Time shall be cancelled and converted into the right to receive a number of Purchaser Class A Shares calculated in accordance with the terms of the SAFE in the event of a Liquidity Event (as such term is defined in the SAFE), and each Company Safeholder will cease to have any rights with respect to the Company Securities, except the right to receive the Per Share Merger Consideration as provided herein or by Law. Notwithstanding anything to the contrary in this Agreement, the right of a Company Safeholder to receive Purchaser Class A Shares as contemplated herein shall be contingent on the execution by such Company Safeholder of an acknowledgement and such other agreements and other documents as the Company deems necessary, appropriate or expedient.

(c) Two (2) Business Days prior to the anticipated Closing Date (by 8:00 p.m. Eastern Time), the Company shall deliver to Purchaser Surviving Corporation a schedule setting forth the name of each Company Equityholder as of the Closing and its pro rata share of the Merger Consideration (the “Equityholder Allocation Schedule”). If there is any change to the Equityholder Allocation Schedule between the time of such delivery and the Closing, the Company shall promptly deliver an updated Equityholder Allocation Schedule to Purchaser Surviving Corporation.

4.3 Effect on Share Capital of the Company.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser Surviving Corporation, Merger Sub, or the Company, any Company Shares then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Each Company Dissenting Share issued and outstanding as of immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled by virtue of the Merger and each former holder of Company Dissenting Shares shall cease to have any rights with respect to such securities, except as set forth in Section 3.12.

4.4 Share Capital of Merger Sub. Each share in Merger Sub that is issued immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Purchaser Surviving Corporation, continue to be part of the issued shares of Company Surviving Corporation (and such shares shall be the only issued shares of Company Surviving Corporation immediately after the Effective Time). Each certificate evidencing ownership of shares of Merger Sub will, as of the Effective Time, evidence ownership of such shares of Company Surviving Corporation.

4.5 Issuance of the Merger Consideration.

(a) No certificates representing fractional Purchaser Surviving Corporation Shares will be issued pursuant to the Merger, and instead any such fractional share that would otherwise be issued will be rounded to the nearest whole share, with a Company Equityholder’s portion of the Merger Consideration that would result in a fractional share of 0.50 or greater rounding up and a Company Equityholder’s portion of the Merger Consideration that would result in a fractional share of less than 0.50 rounding down.

(b) On the Closing Date, Purchaser Surviving Corporation shall deposit, or shall cause to be deposited, with Odyssey Transfer and Trust Company (“Odyssey”) for the benefit of the Company Equityholders, for exchange in accordance with this ARTICLE IV, the number of Purchaser Surviving Corporation Shares sufficient to deliver the aggregate Merger Consideration payable pursuant to this Agreement (such Purchaser Surviving Corporation Shares, the “Exchange Fund”). Purchaser Surviving Corporation shall cause Odyssey, pursuant to irrevocable instructions, to pay the Merger Consideration out of the Exchange Fund in accordance with the Equityholder Allocation Schedule and the other applicable provisions contained in this Agreement. The Exchange Fund shall not be used for any other purpose other than as contemplated by this Agreement.

(c) As soon as practicable following the Effective Time, and in any event within two (2) Business Days following the Effective Time (but in no event prior to the Effective Time), Purchaser Surviving Corporation shall cause Odyssey to deliver to each Company Equityholder as of immediately prior to the Effective Time a letter of transmittal and instructions for use in exchanging such Company Equityholder’s Company Shares or canceling such Company Equityholder’s SAFEs, as applicable, for such party’s applicable portion of the Merger Consideration from the Exchange Fund (a “Letter of Transmittal”), and, promptly following receipt of a Company Equityholder’s properly executed Letter of Transmittal, deliver to such Company Equityholder its applicable portion of the Merger Consideration.

(d) The Merger Consideration shall be adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Purchaser Surviving Corporation Shares occurring prior to the date the Merger Consideration is issued.

(e) Any portion of the Exchange Fund relating to the Merger Consideration that remains undistributed to the Company Equityholders for one (1) year after the Effective Time shall be delivered to Purchaser Surviving Corporation, upon demand, and any Company Equityholders who have not theretofore complied with this Section 4.5 shall thereafter look only to Purchaser Surviving Corporation for their portion of the Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by Company Equityholders as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Purchaser Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

4.6 No Liability. The Parties agree that Purchaser Surviving Corporation shall be entitled to rely conclusively on information set forth in the Equityholder Allocation Schedule and any amounts delivered by Purchaser Surviving Corporation to an applicable Company Equityholder in accordance with the Equityholder Allocation Schedule shall be deemed for all purposes to have been delivered to the applicable Company Equityholder in full satisfaction of the obligations of Purchaser Surviving Corporation under this Agreement and Purchaser Surviving Corporation shall not be responsible or liable for the calculations or the determinations regarding such calculations set forth therein.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

For purposes of this ARTICLE V, unless the context otherwise requires, references to the Company shall include, as appropriate, references to all direct and indirect Subsidiaries of the Company. Except as set forth in the Company Disclosure Schedules (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), the Company represents and warrants to Parent and Purchaser as hereafter set forth in this ARTICLE V, that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, which are made only as of such date):

5.1 Organization, Qualification and Standing.

(a) The Company is duly incorporated, validly existing and in good standing under the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Organizational Documents of the Company, true, complete and correct copies of which have been made available to Parent, are in full force and effect. The Company is not in violation of its Organizational Documents.

(b) Schedule 5.1 sets forth a true, complete and correct list of each Subsidiary of the Company, and, except as set forth on Schedule 5.1, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person. Each Subsidiary of the Company has been duly incorporated or formed and is validly existing as a corporation or limited liability company in good standing (or equivalent status) (to the extent such concept exists) under the laws of the jurisdiction of its incorporation or formation and the jurisdictions in which the conduct of its business or the nature of its properties requires such registration, qualification or authorization, and has the corporate power and authority to own, lease and operate its Assets and to conduct its business as presently conducted. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned (either directly or indirectly) by the Company free and clear of any Lien (except for Permitted Liens). No Subsidiary is in violation of its Organizational Documents.

5.2 Authority; Enforceability.

(a) The Company’s board of directors has authorized and approved the Merger, this Agreement and the Transactions contemplated herein. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to consummate the Transactions, subject only to obtaining the Company Shareholder Approval. The execution and delivery of this Agreement, the other Transaction Documents to which the Company is or will be a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to obtaining the Company Shareholder Approval.

(b) This Agreement has been, and the other Transaction Documents to which the Company is a party will be, duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by Parent, Purchaser and Merger Sub, constitute legal, valid and binding obligations of the Company, enforceable against each in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Law affecting creditors’ rights generally and, as to enforceability, subject to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at Law).

(c) The (i) affirmative vote of the holders of a majority of aggregate voting power of the Company Shares (the “Requisite Vote”) having voting power present in person or represented by proxy at a meeting of Company Shareholders at which a quorum is present or (ii) written consent of the Requisite Vote, is the only vote or consent of the holders of any class or series of share capital or other securities of the Company necessary to adopt this Agreement and approve the Transactions (the “Company Shareholder Approval”).

5.3 Consents; Required Approvals. Assuming the truth and accuracy of the representations and warranties of Parent, Purchaser and Merger Sub set forth in this Agreement, no notices to, filings with, or authorizations, consents, waivers or approvals from any Governmental Authority are necessary for the execution, delivery or performance by the Company of this Agreement or any other Transaction Document or the consummation by the Company of the Transactions, except (a) for the filing of the certificate of merger with the DE SOS and (b) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have or would not reasonably be expected to have a Company Material Adverse Effect.

5.4 Non-Contravention. Except as set forth on Schedule 5.4, the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is or will be a party by the Company, as applicable, and the consummation of the Merger and the other Transactions and compliance with the provisions hereof and thereof do not and will not with or without notice or lapse of time or both (a) violate any Law or Order to which the Company or any of the Company’s Subsidiaries or any of the Company’s or the Company’s Subsidiaries’ Assets are subject, (b) violate any provision of the Organizational Documents of the Company or any Subsidiary (subject to obtaining the Company Shareholder Approval), (c) violate, conflict with, result in a breach of, constitute (or with due notice or lapse of time or both would become) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice under, or otherwise give rise to any Liability under, any Material Contract, or (d) result in the creation or imposition of any Lien (other than Permitted Liens) upon any of the properties or Assets of the Company or the Company’s Subsidiaries.

5.5 Capitalization.

(a) As of the date of this Agreement, the Company is authorized to issue 1,500 Company Shares with par value $0.01 each, consisting of 303 Company Class A Common Stock and 1197 Company Class B Common Stock, of which all shares are issued and outstanding as of the date of this Agreement, and no other authorized equity interests of the Company are issued and outstanding. As of the date of this Agreement, all outstanding Company Shares are owned of record by the Persons set forth on Schedule 5.5(a) in the amounts set forth opposite their respective names. All of the outstanding Company Shares are validly issued and outstanding, fully paid and non-assessable with no personal Liability attaching to the ownership thereof.

(b) Except for the SAFEs set forth on Schedule 5.5(a), as of the date hereof, there are and, immediately after consummation of the Closing, there will be, no (i) outstanding warrants, options, agreements, convertible securities, performance units or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any of its shares or other securities, (ii) outstanding obligations of the Company to repurchase, redeem or otherwise acquire outstanding capital stock of the Company or any securities convertible into or exchangeable for any shares of the Company, as applicable, (iii) treasury shares of the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote, are issued or outstanding, (v) preemptive or similar rights to purchase or otherwise acquire shares or other securities of the Company pursuant to any provision of Law, the Company’s Organizational Documents or any Contract to which the Company is a party, or (vi) Liens (other than Permitted Liens) with respect to the sale or voting of shares or securities of the Company (whether outstanding or issuable).

(c) Upon the consummation of the Merger, Purchaser Surviving Corporation will own all of the issued and outstanding shares and equity securities of the Company free and clear of all Liens (other than Permitted Liens).

5.6 Bankruptcy. Neither the Company nor any of the Company’s Subsidiaries is involved in any Proceeding by or against it as a debtor before any Governmental Authority under the United States Bankruptcy Code or any other insolvency or debtors’ relief act or Law or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of the Assets of the Company or any of the Company’s Subsidiaries. Neither the Company nor or any of the Company’s Subsidiaries is, and after giving effect to the consummation of the Transactions, will be “insolvent” within the meaning of Section 101(32) of title 11 of the United States Code or any applicable fraudulent conveyance or transfer Law.

5.7 Financial Statements.

(a) Set forth on Schedule 5.7(a) are true, complete and correct copies of the (i) unaudited financial statements of the Company as of June 30, 2025 and June 30, 2024 and the related statements of income, cash flows and profit and loss statements for the fiscal year then ended (the “Annual Financial Statements”) and (ii) unaudited balance sheet as of September 30, 2025 (such date, the “Balance Sheet Date”) and the related statements of income, cash flows and profit and loss statements for the fiscal quarter then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Company Financial Statements”).

(b) The Company Financial Statements (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder (except with respect to any requirements for annual financial statements to be audited), (iv) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company for the periods indicated and (v) when delivered by the Company for inclusion in the Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 7.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof. None of the Company or any of its Subsidiaries has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(c) The Company maintains accurate books and records reflecting its assets and Liabilities (excluding for the purpose of this section, unknown Liabilities) and maintains commercially reasonable internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and are designed to ensure that the Company’s assets are used only in accordance with management’s directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and commercially reasonable procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.

(d) All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the Ordinary Course and in accordance with applicable Laws. Since its inception, the Company has not been subject to or involved in any fraud that involves management or other employees who have a role in the internal controls over financial reporting of the Company. Since its inception, the Company has not received any written, or the Knowledge of the Company, oral, complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(e) All financial projections with respect to the Company that were delivered by or on behalf of the Company to Parent or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable at the time made, it being understood that projections are forward-looking in nature and subject to uncertainties and no representation or warranty is made regarding actual future performance.

5.8 Liabilities.

(a) Except (i) as set forth in the Company Financial Statements, (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course that are not material, or (iii) for Liabilities incurred in connection with the Transactions, the Company has no Liabilities (excluding for the purpose of this section, unknown Liabilities) of a nature required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, except as would not reasonably be expected to be material.

(b) Set forth in Schedule 5.8(b) is a list of all Indebtedness of the Company and its Subsidiaries. Neither the Company nor any of the Company’s Subsidiaries has guaranteed any other Person’s Indebtedness.

5.9 Internal Accounting Controls. The Company has established a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations in all material respects, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with the Company’s historical practices and to maintain asset accountability in all material respects, (c) access to material assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for material assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.10 Absence of Certain Developments. Except as set forth in Schedule 5.10, between the Balance Sheet Date and the date hereof, none of the Company or any of the Company’s Subsidiaries has taken any action that, if such action were taken after the date hereof, would have required Parent consent pursuant to Section 7.1. As of the date hereof, none of the Company or any of the Company’s Subsidiaries has received any grant or other financial support, financial benefits or relief from any Governmental Authority.

5.11 Accounts Receivable; Accounts Payable.

(a) All notes and accounts receivable of the Company reflected in the Company Financial Statements are current and collectible in amounts not less than the aggregate amount thereof (net of reserves that are established in accordance with GAAP applied consistently with prior practice) carried (or to be carried) on the books of the Company and represent bona fide transactions that arose in the Ordinary Course and are properly reflected on the Company’s books and records. As of the date of this Agreement, none of such notes or accounts receivable that relate to a Material Customer are (i) past due more than ninety (90) days and, to the Knowledge of the Company, there is no material contest, claim, defense or right of setoff with any account debtor of an accounts receivable relating to the amount or validity of such accounts receivable and (ii) to the Knowledge of the Company, (A) all such notes or accounts receivable that relate to a Material Customer (net of reserves that are established in accordance with GAAP applied consistently with prior practice) are reasonably expected to be collectable in the Ordinary Course and (B) no request for or an agreement for a material deduction or discount has been made with respect to such accounts receivable that relate to a Material Customer.

(b) The accounts payable of the Company reflected in the Company Financial Statements and all accounts payable arising subsequent to the date thereof arose from bona fide transactions in the Ordinary Course consistent with past practice.

5.12 Compliance with Law.

(a) None of the Company or any of the Company’s Subsidiaries has been since inception, is in or has any Liability in respect of any violation of, and no event has occurred or circumstance exists that (with or without notice or due to lapse of time) would constitute or result in (i) a material violation by the Company or any of the Company’s Subsidiaries of, (ii) the material failure on the part of the Company or any of the Company’s Subsidiaries to comply with or (iii) any material Liability suffered or incurred by the Company or any of the Company’s Subsidiaries in respect of any violation of or material noncompliance with any Laws, Orders or policies of any Governmental Authority that are or were applicable to the Company or any such Subsidiary or the conduct or operation of its business or the ownership or use of any of its Assets, and no Proceeding is pending, or to the Knowledge of the Company, threatened in writing, alleging any such violation or noncompliance.

(b) The Company and its Subsidiaries have all Permits necessary for the conduct of their businesses as presently conducted; and (i) each of the Permits is in full force and effect; (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms, provisions and conditions thereof; (iii) there are no outstanding violations, notices of noncompliance, Orders or Proceedings adversely affecting any of the Permits; and (iv) no condition (including the execution of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the Transactions) exists and no event has occurred which (whether with or without notice, lapse of time or the occurrence of any other event) would reasonably be expected to result in the suspension or revocation of any of the Permits other than by expiration of the term set forth therein, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

5.13 Title to Properties.

(a) Section 5.13(a) of the Company Disclosure Schedules sets forth as of the date hereof the address of each real property owned by the Company or any Subsidiary thereof (the “Owned Real Property”). The Company or the applicable Subsidiary has good and marketable title to all Owned Real Property and valid leasehold interests in all Leased Real Property.

(b) Schedule 5.13(b) hereto includes a true, complete and correct list, as of the date hereof, of (i) all Contracts under which the Company or any of the Company’s Subsidiaries leases, subleases, licenses or otherwise uses or occupies any real property as a lessee, sublessee, licensee or occupant thereof, whether in the Company’s or any Subsidiary’s capacity as lessee, sublessee, licensee, lessor, sublessor, or licensor, as the case may be (such Contracts are hereby referred to individually as a “Real Property Lease” and collectively, as the “Real Property Leases”) and (ii) the street address of the real property that is leased, subleased, licensed or otherwise used or occupied pursuant to each Real Property Lease (each, a “Leased Real Property” and collectively, the “Leased Real Properties”). The Company has made available to Parent true, complete and correct copies of all Real Property Leases. To the Knowledge of the Company, no Person other than the Company or a Subsidiary thereof has any option or right to terminate any of the Real Property Leases other than as expressly set forth in Schedule 5.13(b). There are no parties physically occupying or using any portion of any of the Leased Real Properties nor, to the Knowledge of the Company, do any other parties have the right to physically occupy or use any portion of the Leased Real Properties, in each case, other than the Company or its Subsidiaries.

(c) As of the date hereof, (i) all required deposits and additional rents due to date pursuant to each Real Property Lease have been paid in full, (ii) neither the Company nor any Subsidiary has prepaid rent or any other amounts due under any Real Property Lease more than thirty (30) days in advance and (iii) no party has any rights of offset against any rents, required security deposits or additional rents payable under any Real Property Lease except for rights that would not reasonably be expected to have a Company Material Adverse Effect. None of the Owned Real Property or Leased Real Property is subject to any Lien, except Permitted Liens.

(d) The Company and each of the Company’s Subsidiaries owns good, valid and marketable title, free and clear of all Liens (other than Permitted Liens), to all of their respective material tangible Assets. The Company and each of the Company’s Subsidiaries owns, leases under valid leases or has use of or valid access under valid agreements to all material facilities, machinery, equipment and other tangible Assets necessary for the conduct of their respective businesses as presently conducted, and all such facilities, machinery and equipment are in good working order in all material respects, Ordinary Course wear and tear excepted.

5.14 International Trade Matters; Anti-Bribery Compliance.

(a) The Company and the Company’s Subsidiaries currently are, and each has since its inception been, in compliance with applicable Laws related to (i) anti-corruption or anti-bribery, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. §§ 78dd-1, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Anti-Corruption Laws”), (ii) economic sanctions administered, enacted or enforced by any applicable Governmental Authority (collectively, “Sanctions Laws”), (iii) export controls, including the U.S. Export Administration Regulations, 15 C.F.R. §§ 730, et seq., and any other equivalent or comparable applicable Laws of other countries (collectively, “Export Control Laws”), (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries; (v) anti-boycott regulations, as administered by the U.S. Department of Commerce; and (vi) importation of goods, including applicable Laws administered by the U.S. Customs and Border Protection, Title 19 of the U.S.C. and C.F.R., and any other equivalent or comparable applicable Laws of other countries (collectively, “International Trade Control Laws”).

(b) None of the Company or the Company’s Subsidiaries, or to the Knowledge of the Company, any director, officer, employee or agent of the Company or the Company’s Subsidiaries (acting on behalf of the Company or the Company’s Subsidiaries), is or is acting under the direction, on behalf or for the benefit of a Person that is (i) the target of Sanctions Laws or identified on any sanctions or prohibited party lists administered by a an applicable Governmental Authority, including the U.S. Department of the Treasury’s Specially Designated Nationals List, the U.S. Department of Commerce’s Denied Persons List and Entity List, the U.S. Department of State’s Debarred List, HM Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Bank List, or any similar list enforced by any other relevant Governmental Authority, or any Person that is fifty percent (50%) or more owned or otherwise controlled by any of the foregoing (collectively, “Prohibited Party”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria. None of the Company or the Company’s Subsidiaries, or, to the Knowledge of the Company, any director or officer or any employee or agent of the Company or the Company’s Subsidiaries (acting on behalf of the Company or the Company’s Subsidiaries), (A) has participated in any transaction involving a Prohibited Party or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) None of the Company or the Company’s Subsidiaries has received written notice of, and, to the Knowledge of the Company, none of their respective officers, employees, agents or Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Company, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

5.15 Tax Matters.

(a) The Company and its Subsidiaries have filed all Tax Returns required by applicable Law to be filed by the Company; all such Tax Returns were true, complete and correct in all respects; and all Taxes (whether or not shown on any Tax Returns) due and owing by the Company and its Subsidiaries have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP or that are not material in amount.

(b) There is no Proceeding, audit or claim now in progress against the Company or any of its Subsidiaries in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax authority in a jurisdiction where the Company or any of its Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) Each of the Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) Neither the Company nor any of its Subsidiaries has an outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries that will remain outstanding as of the Closing Date.

(g) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of the Company or its Subsidiaries other than Permitted Liens.

(i) Neither the Company nor any of its Subsidiaries has been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise or similar agreement with any Tax authority in respect of which the Company or any of its Subsidiaries could have any Tax Liability after the Closing. Neither the Company nor any of its Subsidiaries has any request for a ruling in respect of Taxes pending between the Company or its Subsidiaries and any Tax authority.

(j) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was the Company) or other comparable group for state, local or foreign Tax purposes or (ii) has Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” or has failed to disclose a “reportable transaction” in each case required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period on or before the Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before the Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law) arising on or before the Closing; (v) prepaid amount received or deferred revenue accrued prior to the Closing outside the Ordinary Course, (vi) an election under Section 108(i) of the Code made on or before the Closing, (vii) the Company or any of its Subsidiaries that is a “controlled foreign corporation” (within the meaning of Section 957(a) of the Code) having “subpart F income” (within the meaning of Section 952(a) of the Code) accrued on or before the Closing, (viii) “global intangible low-taxed income” of the Company or any of its Subsidiaries within the meaning of Section 951A of the Code (or any similar provision of state, local or non-U.S. Law) attributable to any taxable period (or portion thereof) on or before the Closing or (ix) election made pursuant to Section 965(h) of the Code.

(m) The unpaid Taxes of the Company or any of its Subsidiaries for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

(n) The Company is not aware of the existence of any fact, nor has the Company or any of its Subsidiaries taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying for the Merger Intended Tax Treatment.

5.16 Intellectual Property.

(a) Schedule 5.16(a) sets forth a true, accurate and complete list of all (i) issued patents and pending patent applications (including provisional applications) including any application, registration, patent or serial numbers, application or registration date, the applicable jurisdiction and status, (ii) trademark registrations and pending trademark applications, including any application, registration, or serial numbers, application or registration date, the applicable jurisdiction and status, (iii) registered copyrights and pending copyright applications, including any application or registration numbers, application or registration date, the applicable jurisdiction and status, and (iv) internet domain name/weblinks, and (v) social media accounts, in each case that are owned by the Company or any of its Subsidiaries (“Scheduled Intellectual Property” and collectively, and together with other Intellectual Property owned by or purported to be owned by the Company or any of its Subsidiaries, the “Owned Intellectual Property”). All of the accounts, registrations, applications, and issuance within the Scheduled Intellectual Property are subsisting, in full force and effect, and are, to the Knowledge of the Company, valid.

(b) Except for any licenses granted to Owned Intellectual Property, the Company exclusively owns or otherwise possesses sufficient and valid rights to all right, title and interest in and to the Owned Intellectual Property free and clear of all Liens, other than Permitted Liens. The Owned Intellectual Property that is licensed to a customer pursuant to a Contract is, to the Company’s Knowledge, valid, subsisting and enforceable. (i) No Owned Intellectual Property is the subject of any current opposition, cancellation, or similar Proceeding before any Governmental Authority other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, copyright prosecution Proceedings, and Uniform Domain-Name Dispute-Resolution Policy Proceedings), (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative or other Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property and (iii) neither the Company nor any of its Subsidiaries is subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property. To the Knowledge of the Company no Proceedings described in this Section 5.16(b) have been threatened in writing.

(c) To the Knowledge of the Company, the Company or its Subsidiary, as applicable, owns all right, title and interest in and to, or has valid, sufficient, subsisting and enforceable rights to use all Owned Intellectual Property material to its business as currently conducted. The Company and each of its Subsidiaries is in compliance with all material contractual obligations in a Contract set forth on Schedule 5.25(a)(viii) and to the Knowledge of the Company is in compliance with all material contractual obligations in all applicable Contracts involving open source software. The consummation of the Transactions will not, by itself, directly and immediately materially impair any rights of the Company or any of its Subsidiaries to any Owned Intellectual Property or any licensed Intellectual Property. Following the Closing, the Purchaser will have the right to exercise all of its rights under all Intellectual Property Contracts, to the same extent the Company would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company would otherwise be required to pay had the Transactions not occurred.

(d) To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, as is currently conducted or conducted since inception, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries, does not infringe, misappropriate, or violate any Intellectual Property or other proprietary right of any Person. There are no Proceedings that are pending in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person.

(e) As of the date of this Agreement, there are no pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, no Person is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property.

(f) Each current and former officer, employee or contractor of the Company or any of its Subsidiaries who, in the regular course of such Person’s employment or engagement with the Company or such Subsidiary, has created or contributed to the Owned Intellectual Property has executed an assignment or similar agreement with the Company or such Subsidiary assigning to the Company or such Subsidiary all right, title, and interest in and to such Owned Intellectual Property, except where failure to obtain such assignment would not reasonably be expected to have a Company Material Adverse Effect. No Governmental Authority or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.

(g) Each of the Company and each of its Subsidiaries has taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, all non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent or independent contractor of or consultant to the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.

(h) The Company and its Subsidiaries have established and implemented, and, to the Knowledge of the Company, are operating in material compliance with, policies, programs and procedures that are commercially reasonable and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain security controls for all material information technology systems owned by the Company or one of its Subsidiaries, including computer hardware, software, networks, information technology systems, electronic data processing systems, telecommunications networks, network equipment, interfaces, platforms and peripherals, and data or information contained therein or transmitted thereby, including any outsourced systems and processes (collectively, the “Computer Systems”), that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized activities or access of any employee, hackers or any other person, and to otherwise maintain and protect the integrity, operation and security of such Computer Systems and all information (including Sensitive Data) stored thereon or transmitted thereby. For the past twelve (12) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, unauthorized intrusions, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its businesses (including third-party audits of the Computer Systems). To the Knowledge of the Company, the Computer Systems are sufficient in all material respects for the current operations of the Company and its Subsidiaries.

(i) The Company and its Subsidiaries have in place policies (including a privacy policy), rules and procedures (collectively, the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. To the Knowledge of the Company, the Company has materially complied with the Privacy Policy and applicable Laws regarding the collection, use, storage and transfer of personal data.

(j) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries relating to the collection, use, dissemination, storage and protection of personal data.

(k) None of the Software within the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary thereof with any open source software in a manner that requires any such Software within the Owned Intellectual Property to be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge or reverse engineered. The Company is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Company, nor any Owned Intellectual Property, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization. None of the Software with the Owned Intellectual Property is currently or was in the past distributed or used by the Company or any Subsidiary thereof in a manner that requires any such Software within the Owned Intellectual Property to be dedicated to a Standard Organization or offered to members of the Standard Organization at a reduced licensing rate.

5.17 Insurance.

(a) Schedule 5.17 sets forth, as of the date hereof, a true, complete and correct list of all fidelity bonds, letters of credit, cash collateral, performance bonds and bid bonds issued to or in respect of the Company and its Subsidiaries (collectively, the “Bonds”) and all policies of title insurance, liability and casualty insurance, property insurance, auto insurance, business interruption insurance, tenant’s insurance, workers’ compensation, life insurance, disability insurance, excess or umbrella insurance and any other type of insurance insuring the properties, Assets, employees or operations of the Company and its Subsidiaries (collectively, the “Policies”), including in each case the applicable coverage limits, deductibles (if applicable) and the policy expiration dates. All Policies and Bonds are in amounts and types that the Company reasonably believes to be customary for businesses of similar size and risk profile.

(b) All Policies and Bonds are in full force and effect and, to the Knowledge of the Company, will not be terminated, cancelled or materially adversely affected by reason of the consummation of the Transactions. None of the Company or any of its Subsidiaries is in default under any provisions of the Policies or Bonds; there is no claim by the Company or any of its Subsidiaries or any other Person pending under any of the Policies or Bonds as to which coverage has been materially disputed in writing by the underwriters or issuers of such Policies or Bonds; and none of the Company or any of its Subsidiaries has received any written notice from or on behalf of any insurance carrier or other issuer issuing such Policies or Bonds that (i) insurance rates or other annual premium or fee in effect as of the date hereof will hereafter be substantially increased (except to the extent that insurance rates or other fees may be increased for all similarly situated risks) or (ii) there will be a non-renewal, cancellation or increase in a deductible (or an increase in premiums in order to maintain an existing deductible) of any of the Policies or Bonds in effect as of the date hereof, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

5.18 Litigation. As of the date hereof, there is no Proceeding pending or, to the Knowledge of the Company, threatened in writing by or against the Company or the Company’s Subsidiaries or against any officer, director, shareholder, employee or agent of the Company or any of the Company’s Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company or any of the Company’s Subsidiaries, and neither the Company nor any of its Subsidiaries is bound by any Order. As of the date hereof, the Company does not have any Proceedings pending against any Governmental Authority or other Person.

5.19 Bank Accounts; Powers of Attorney. Schedule 5.19 sets forth, as of the date hereof, a true, complete and correct list of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company and each of the Company’s Subsidiaries has an account or safe deposit box, including the names and identification of all Persons authorized to draw thereon or have access thereto; provided, however, that the Company makes no representation regarding the continued authority or status of any such Persons following the Closing.

5.20 Material Partners. Schedule 5.20 sets forth the ten (10) largest customers of the Company and its Subsidiaries by revenue (each a “Material Customer”) and the three (3) largest vendors (including suppliers and manufacturers) of the Company and its Subsidiaries by expense (each a “Material Supplier”, and together with the Materials Customers, the “Material Partners”), in each case for the 12-month period ended December 31, 2024. No such Material Partner has terminated or materially adversely changed its relationship with the Company nor has the Company received written notification that any such Material Partner intends to terminate or materially and adversely change such relationship or that such Material Partner is not solvent. There are no currently pending or, to the Knowledge of the Company, written threatened disputes between the Company and any of its Material Partners that (a) could reasonably be expected to materially and adversely affect the relationship between the Company and any Material Partner or (b) could reasonably be expected to materially and adversely affect the Company. For purposes of clarity, routine contract negotiations, Ordinary Course service issues and immaterial disputes shall not be deemed to constitute “disputes” under this Section 5.20. To the Knowledge of the Company, there is no basis for any Material Partner to assert a claim against the Company or any of its Subsidiaries based upon the Company entering into of this Agreement or the other Transaction Documents to which it is a party or the consummation of the Transactions.

5.21 Labor Matters.

(a) Since inception, the Company and each of its Subsidiaries has, in all material respects, complied with all applicable Laws relating to the hiring of employees and the employment of labor. Since inception, the Company and each of its Subsidiaries has met all material requirements required by Law or regulation relating to the employment of foreign citizens (if any), and neither the Company nor any of its Subsidiaries currently employs, nor has it ever employed, any Person who was not permitted to work in the jurisdiction in which such Person was employed. Since inception, the Company and each of its Subsidiaries have complied with all applicable Laws in all material respects that could require overtime to be paid to any current or former employee of the Company and its Subsidiaries, and no employee has ever brought or, to the Knowledge of the Company, threatened in writing to bring a claim for unpaid compensation or employee benefits, including overtime amounts.

(b) Neither the Company nor any of its Subsidiaries is delinquent in any material respects in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such employees or in payments owed upon any termination of the employment of any such employees.

(c) There is no unfair labor practice complaint pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other Governmental Authority.

(d) There is no labor strike, material dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened in writing against or involving the Company or any of its Subsidiaries.

(e) No labor union represents any employees of the Company or any of its Subsidiaries with regard to their employment with the Company or any of its Subsidiaries. Since inception, to the Knowledge of the Company, no labor union has taken any action with respect to organizing the employees of the Company or any of its Subsidiaries regarding their employment with the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement or union contract.

(f) To the Knowledge of the Company, (i) no Key Employee or officer of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other contract (with any Person) that would materially and adversely interfere with (A) the performance by such officer or Key Employee of any of his or her duties or responsibilities as an officer or employee of the Company or any of its Subsidiaries or (B) the Company’s business or operations; and (ii) no Key Employee or officer of the Company or any of its Subsidiaries, or any group of officers of the Company, has given written notice of their interest to terminate their employment with the Company, nor does the Company have any intention to terminate the employment of any of the foregoing.

(g) Except as set forth on Schedule 5.21(g), the employment of each of the Key Employees is terminable at will without any penalty or severance obligation of any kind on the part of the employer. All material sums due for employee compensation and benefits and all vacation time owing to any employees of the Company or any of its Subsidiaries have been duly and adequately accrued on the accounting records of the Company and its Subsidiaries.

(h) Since inception, with regard to any individual who performs or performed services for the Company and who is not treated as an employee for Tax purposes by the Company and each of its Subsidiaries, to the Knowledge of the Company, (i) the Company and its Subsidiaries have complied in all material respects with applicable Laws concerning independent contractors, including for Tax withholding purposes or Benefit Arrangement purposes and (ii) neither the Company nor any Subsidiary has any Liability by reason of any individual who performs or performed services for the Company or any Subsidiary, in any capacity, being improperly excluded from participating in any Benefit Arrangement. Since inception, to the Knowledge of the Company, each of the employees of the Company and the Subsidiaries has been properly classified by the Company and the Subsidiaries as “exempt” or “non-exempt” under applicable Law except as would not be material and adverse to the Company.

(i) Since inception, neither the Company nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee.

(j) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is or will be a party nor the consummation of the Transactions will (either alone or in combination with another event) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) on account of the Transactions. No person is entitled to receive any additional payment (including any tax gross-up or other payment) from the Company any of its Subsidiaries as a result of the imposition of the excise taxes required by Section 4999 of the Code or any taxes required by Section 409A of the Code.

5.22 Employee Benefits.

(a) Schedule 5.22(a) sets forth an accurate and complete list of all “Benefit Arrangements”. For purposes of this Agreement, “Benefit Arrangements” means all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and any other bonus, profit sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, stock purchase, restricted stock, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, unemployment, individual employment, consulting, executive compensation, incentive, commission, payroll practices, retention, change in control, non-competition, or other plan, agreement, policy, trust fund, or arrangement (whether written or unwritten, insured or self-insured) maintained, sponsored, or contributed to (or with respect to which any obligation to contribute has been undertaken) by the Company or any of its Subsidiaries on behalf of any employee, officer, director, consultant or other service provider of the Company or any Subsidiary or under which the Company or any of its subsidiaries which has any material Liability.

(b) With respect to each Benefit Arrangement, the Company has provided to Parent a true and complete copy, to the extent applicable, of (i) each writing constituting a part of such Benefit Arrangement and all amendments thereto, (ii) the most recent annual report and accompanying schedule, (iii) the current summary plan description and any material modifications thereto, (iv) the most recent annual financial and actuarial reports, (v) the most recent determination or opinion letter received by the Company or any Subsidiary from the IRS (if applicable) regarding the tax-qualified status of such Benefit Arrangement and (vi) the most recent written results of all required compliance testing.

(c) With respect to each Benefit Arrangement, (i) it has been established, maintained and administered in all material respects in accordance with its express terms and with the requirements of applicable Law; (ii) there are no pending or, to the Knowledge of the Company, written threatened actions, claims or lawsuits against or relating to the Benefit Arrangement or, to the Knowledge of the Company, against any fiduciary of the Benefit Arrangement with respect to the operation of such arrangements (other than routine benefits claims); (iii) no such Benefit Arrangement is under audit or investigation by any Governmental Authority or regulatory authority; and (iv) all payments required to be made by the Company or any of its subsidiaries under any Benefit Arrangement, any contract, or by Law (including all contributions (including all employer contributions and employee salary reduction contributions), insurance premiums or intercompany charges) since inception have been timely made or properly accrued and reflected in the most recent consolidated balance sheet prior to the date hereof, in accordance with the provisions of each of the Benefit Arrangement, applicable Law and GAAP, in each case, in all material respects.

(d) Neither the execution, delivery and performance of this Agreement or the other Transaction Documents to which the Company is or will be a party nor the consummation of the Transactions will (i) result in any severance or other payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee, officer, director, consultant or other service provider of the Company and its Subsidiaries; (ii) limit or restrict the right of the Company or any Subsidiary to merge, amend or terminate any Benefit Arrangement; or (iii) result in the acceleration of the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Benefit Arrangement.

5.23 Environmental and Safety. Since inception, the Company and its Subsidiaries have complied in all material respects and are in compliance in all material respects with all, and have not received any written notice alleging or otherwise relating to any violation of any, Environmental and Safety Requirements, and there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging any failure to so comply. Since inception, neither the Company nor any of its Subsidiaries has received any written notice or report with respect to it or its facilities regarding any (a) actual or alleged violation of Environmental and Safety Requirements, or (b) actual or potential Liability arising under Environmental and Safety Requirements, including any investigatory, remedial or corrective obligation.

5.24 Related Party Transactions.

(a) Schedule 5.24(a) sets forth a true, complete and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between the Company or any of its Subsidiaries, on the one hand, and any current or former Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed by any current or former Affiliate to the Company or any of its Subsidiaries.

(b) None of the Company Equityholders own or have any rights in or to any of the material Assets, properties or rights used by the Company or any of its Subsidiaries.

5.25 Material Contracts.

(a) Schedule 5.25 sets forth a true, complete and correct list, as of the date hereof, of each of the following Contracts (other than Benefit Arrangements) to which the Company or any of its Subsidiaries is a party (each such Contract of the type required to be set forth thereon, whether or not actually set forth thereof, a “Material Contract”):

(i) Contracts that require annual payments or expenses by, or annual payments or income to, the Company of $100,000 or more individually (other than standard purchase and sale orders entered into in the Ordinary Course);

(ii) Sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by the Company in excess of $100,000 individually on an annual basis;

(iii) Collective bargaining agreement or other Contract with any labor organization, union or association or Contract with a professional employer organization, or other Contract providing for co-employment of employees of the Company or any of its Subsidiaries, or Contract with a professional employer organization or co-employer organization or other Contract provision for co-employment of employees of the Company or its Subsidiaries;

(iv) Contracts that provide for a payment or benefit, accelerated vesting, upon the execution of this Agreement, the other Transaction Documents to which the Company is a party or the Closing in connection with any of the Transactions;

(v) Contract relating to Indebtedness, including the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any Asset or group of Assets of the Company or any of its Subsidiaries and issuance of any Indebtedness by the Company or its Subsidiaries in excess of $100,000 individually;

(vi) Real Property Leases and Contracts under which the Company or any of its Subsidiaries is the lessee of or the holder or operator of any material personal property owned by any other Person;

(vii) Contracts under which the Company or any of its Subsidiaries is the lessor of or permits any third Person to hold or operate any Owned Real Property, Leased Real Property or material personal property owned or controlled by the Company or any of its Subsidiaries;

(viii) Contracts (i) under which the Company or any of its Subsidiaries is currently: (A) licensing or otherwise providing the right to use to any third party of any Owned Intellectual Property or (B) licensing or otherwise receiving the right to use from any third party any material Intellectual Property, with the exception of (1) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $100,000 individually, (2) any Contract related to open source software and (3) any Contract under which the Company licenses any of its Intellectual Property in the Ordinary Course; and (ii) under which the Company or any of its Subsidiaries has entered into an agreement not to assert or sue with respect to any Intellectual Property;

(ix) Contracts with respect to Affiliate Transactions;

(x) Contracts involving any Governmental Authority other than Contracts for the sale of the Company’s products in the Ordinary Course;

(xi) Contracts relating to secrecy, confidentiality and nondisclosure agreements substantially limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area;

(xii) Contracts relating to patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company;

(xiii) Contracts providing for guarantees, indemnification arrangements and other hold harmless arrangements made or provided by the Company, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations;

(xiv) Contracts relating to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xv) Contracts that can be terminated, or the provisions of which are altered, as a result of the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents;

(xvi) Contracts relating to material property or assets (whether real or personal, tangible or intangible) in which the Company holds a leasehold interest; and

(xvii) Contracts related to joint ventures, partnerships, relationships for joint marketing (other than co-marketed items) or joint development with another Person.

(b) Each Material Contract (i) is valid, binding and enforceable against the Company or its Subsidiary, as the case may be, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights and general principles of equity, and (ii) is in full force and effect on the date hereof. The Company or its Subsidiary, as the case may be, has performed all obligations, including the making of all payments, required to be performed by it under, and is not in default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. There has been made available to Parent a true, complete and correct copy of each of the Material Contracts listed on Schedule 5.25(a).

5.26 SEC Matters. The information relating to the Company and the Company’s Subsidiaries supplied by the Company expressly for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Shareholders or at the time of Parent Shareholders’ Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.27 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

5.28 Disclaimer of Other Representations and Warranties. Notwithstanding the delivery or disclosure to Parent, Purchaser and/or Merger Sub or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties contained in this ARTICLE V, none of the Company, the Company’s Subsidiaries or any other Person makes any express or implied representation or warranty, either written or oral, with respect to the Company or the Company’s Subsidiaries, and the Company and the Company’s Subsidiaries expressly disclaim any other representations or warranties, whether made by the Company, any Subsidiary of the Company or any other Person (including their respective Affiliates, officers, directors, managers, employees, agents, Representatives or advisors).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT, PURCHASER AND MERGER SUB

Except as set forth in the Parent Disclosure Schedules (which qualify (a) the correspondingly numbered representation, warranty or covenant specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face or cross-referenced), Parent, Purchaser and Merger Sub, jointly and severally, represent and warrant to the Company that each of the following representations and warranties are true, correct and complete as of the date of this Agreement and as of the Closing Date:

6.1 Organization, Qualification and Standing. Each of Parent, Purchaser and Merger Sub is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite power and authority to own, lease and operate its Assets and to conduct its business as presently conducted, and is duly registered, qualified and authorized to transact business and in good standing in every jurisdiction in which the conduct of its business or the nature of its properties requires such registration qualification or authorization. The Organizational Documents of each of Parent, Purchaser and Merger Sub, true, complete and correct copies of which have been made available to the Company, are in full force and effect. Neither Parent, Purchaser nor Merger Sub is in violation of its Organizational Documents and neither Parent, Purchaser nor Merger Sub has taken any action in violation with any such Organizational Documents.

6.2 Authority; Enforceability.

(a) Each of Parent, Purchaser and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent, Purchaser and Merger Sub of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by Parent, Purchaser and Merger Sub of the Transactions have been duly authorized and approved by their respective boards of directors and, subject to obtaining the Parent Required Vote, the approval of the shareholders of Purchaser and the approval of the shareholders of Merger Sub, no other corporate action on the part of Parent, Purchaser or Merger Sub is necessary to authorize the execution, delivery and performance by Parent, Purchaser or Merger Sub of this Agreement, the other Transaction Documents to which either is a party, and the consummation by them of the Transactions.

(b) This Agreement and the other Transaction Documents to which it is or will be a party have been duly executed and delivered by Parent, Purchaser or Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitute legal, valid and binding obligations of Parent, Purchaser or Merger Sub, enforceable against each in accordance with their terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, or similar Law affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

6.3 Non-Contravention. Except as set forth on Schedule 6.3, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party by Parent, Purchaser or Merger Sub, the consummation by Parent, Purchaser or Merger Sub of the Transactions, or compliance by Parent, Purchaser or Merger Sub with any of the terms or provisions hereof and thereof, do not and will not with or without notice or lapse of time or both (a) conflict with or violate any provision of the Organizational Documents of Parent, Purchaser or Merger Sub, (b) violate any Law or Order applicable to Parent, Purchaser or Merger Sub or any of their respective properties or Assets, or (c) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Purchaser or Merger Sub under, any of the terms, conditions or provisions of any Contract to which Parent, Purchaser or Merger Sub is a party or by which they or any of their respective properties or Assets may be bound or affected, except, in the case of clause (c), for such violations, conflicts, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or prevent or materially impair the ability of the Parties to consummate the Transactions.

6.4 Brokers and Other Advisors. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent or its Affiliates who might be entitled to any fee or commission from Parent or any of its Affiliates upon consummation of the Transactions contemplated by this Agreement or any of the Transaction Documents.

6.5 Capitalization.

(a) The authorized share capital of Parent consists of (i) 500,000,000 Class A Parent Ordinary Shares, of which 29,200,000 Class A Parent Ordinary Shares are issued and outstanding as of the date hereof, (ii) 50,000,000 Class B Parent Ordinary Shares, of which 12,000,000 Class B Parent Ordinary Shares are issued and outstanding as of the date hereof, and (iii) 5,000,000 Parent Preferred Shares, none of which are issued and outstanding as of the date hereof. As of the date hereof, there are 14,100,000 Parent Warrants issued and outstanding, and 14,100,000 Parent Ordinary Shares are reserved for issuance upon the exercise of Parent Warrants. All outstanding Parent Ordinary Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the BVI BCA, Parent’s Organizational Documents or any contract to which Parent is a party or by which Parent is bound. Other than as set forth in Parent’s Organizational Documents, there are no outstanding contractual obligations of Parent to repurchase, redeem or otherwise acquire any Parent Shares or any capital equity of Parent. Other than as set forth in the Parent’s Organizational Documents, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the share capital of Parent or obligating Parent to issue or sell any shares of, or any other interest in, Parent. Parent does not have outstanding or authorized any share appreciation, phantom shares, profit participation or similar rights. Except as set forth in Schedule 6.5, there are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Parent Shares. There are no outstanding contractual obligations of Parent to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) The authorized share capital of Purchaser consists of 555,000,000 Purchaser Class A Shares and 50,000,000 Purchaser Class B Shares, par value $0.0001 per share, of which one (1) Purchaser Class A Share is issued and outstanding as of the date hereof.

(c) Merger Sub is authorized to issue 100 Merger Sub Shares, with no par value each share, of which one (1) Merger Sub Share is issued and outstanding as of the date hereof.

(d) Other than Purchaser and Merger Sub, Parent does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities or interests in any other Person.

6.6 Issuance of Shares. The Merger Consideration, when issued in accordance with this Agreement, will be duly authorized and validly issued, fully paid and non-assessable.

6.7 Consents; Required Approvals. Except as set forth on Schedule 6.7, no notices to, designations, declarations or filings with, or authorizations, consents or approvals of any Governmental Authority are necessary for the execution, delivery or performance of this Agreement, the other Transaction Documents to which either is a party or the consummation by Parent, Purchaser, or Merger Sub of the Transactions.

6.8 Trust Account.

(a) As of the date hereof, Parent has approximately $281,963,221 in the trust account established by Parent for the benefit of Parent Public Shareholders (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940) and held in trust by Odyssey pursuant to the Investment Management Trust Agreement, dated as of July 30, 2025, between Parent and the Odyssey, as amended from time to time (as so amended, the “Trust Agreement”).

(b) The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms. Parent has complied in all respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Parent or, to the Knowledge of Parent, by Odyssey.

(c) There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in Parent SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and other Tax obligations from any interest income earned in the Trust Account or (ii) to redeem Class A Parent Ordinary Shares in accordance with the provisions of Parent’s Organizational Documents.

(d) There are no claims or proceedings pending or, to the Knowledge of Parent, threatened with respect to the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations which are relevant hereunder, neither Parent, Purchaser nor Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent and Merger Sub on the Closing Date.

6.9 Employees.

(a) Other than the individuals set forth on Schedule 6.9(a), Parent and Merger Sub have never employed any employees or retained any contractors.

(b) Neither Parent nor Merger Sub has any unsatisfied Liability with respect to any officer or director.

(c) Parent, Purchaser and Merger Sub have never, and do not currently, maintain, sponsor, or contribute to or have any Liability pursuant to any plan, program or arrangement that would fall under the definition of “Benefit Arrangement” determined as if such definition referenced Parent instead of the Company.

6.10 Tax Matters. For purposes of this Section 6.10, any reference to “Parent” shall also include Purchaser and Merger Sub.

(a) Parent has filed all Tax Returns, if required by applicable Law to be filed by Parent, all such Tax Returns were true, complete and correct in all respects, and all Taxes (whether or not shown on any Tax Returns) due and owing by Parent have been paid other than Taxes being contested in good faith and for which adequate reserves have been established.

(b) There is no Proceeding, audit or claim now in progress or, to the Parent’s Knowledge, threatened against Parent in respect of any Tax, nor has any Proceeding for additional Tax been asserted in writing by any Tax authority that has not been resolved or settled in full.

(c) No written claim has been made by any Tax authority in a jurisdiction where Parent has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(d) Parent is not a party to any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar agreement (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes).

(e) Parent has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(f) There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns, and there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of Parent that will remain outstanding as of the Closing Date.

(g) Parent has not distributed the stock of another Person, or had its shares distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) There are no Liens for Taxes upon any Assets of Parent, except for Liens for Taxes not yet due and delinquent or being contested in good faith by appropriate proceedings and for which appropriate and adequate reserves have been created in the applicable financial statements.

(i) Parent has not been a party to or bound by any closing agreement, private letter rulings, technical advice memoranda, offer in compromise, or any similar agreement with any Tax authority in respect of which Parent could have any Tax Liability after the Closing. Parent does not have any request for a ruling in respect of Taxes pending between Parent and any Tax authority.

(j) Parent (i) has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or other comparable group for state, local or foreign Tax purposes and (ii) has no Liability for the Taxes of any Person (other than Parent) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the Ordinary Course and not relating primarily to Taxes), or otherwise by Law.

(k) Parent has not participated in a “listed transaction” required to be disclosed pursuant to Treasury Regulations Section 1.6011-4(b).

(l) Parent will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing as a result of (i) any use of an improper or change in method of accounting for any Tax period that occurred on or before Closing, (ii) any “closing agreement” as described in Section 7121 of the Code (or any comparable or similar provisions of applicable Law) executed on or before Closing, (iii) any installment sale or open transaction disposition made on or before the Closing, (iv) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), (v) prepaid amount received or deferred revenue accrued on or before the Closing outside the Ordinary Course, or (vi) an election under Section 108(i) of the Code made on or before the Closing.

(m) The unpaid Taxes of the Parent for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the financial statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing in accordance with the past custom and practice of the Parent in filing Tax Returns.

(n) Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Reincorporation from qualifying for the Reincorporation Intended Tax Treatment.

6.11 Listing. Parent Units, Class A Parent Ordinary Shares and Parent Warrants are listed on the Nasdaq Global Market, with trading tickers BCARU, BCAR, and BCARW, respectively. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to prohibit, suspend or terminate the listing of Parent Units, Class A Parent Ordinary Shares and Parent Warrants on the Nasdaq Global Market.

6.12 Reporting Company. Parent is a publicly held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Class A Parent Ordinary Shares, Parent Units and Parent Warrants are registered pursuant to Section 12(b) of the Exchange Act. There is no Proceeding pending or, to Parent’s Knowledge, threatened in writing against Parent by the SEC or any securities exchange with respect to the deregistration of the Parent Units, Class A Parent Ordinary Shares or Parent Warrants under the Exchange Act. Parent has taken no action in an attempt to terminate the registration of Parent Units, Class A Parent Ordinary Shares and Parent Warrants under the Exchange Act.

6.13 Undisclosed Liabilities. Parent has no Liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to Parent Financial Statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (a) Liabilities provided for or otherwise disclosed in the balance sheet included in the most recent Parent Financial Statements or in the notes to the most recent Parent Financial Statements, (b) Liabilities arising in the ordinary course of Parent’s business since the date of the most recent Parent Financial Statement including all promissory notes issued by Parent to Sponsor and (c) Liabilities incurred in the connection with the Transactions, none of which, individually or in the aggregate, would have a Parent Material Adverse Effect.

6.14 Parent SEC Documents and Parent Financial Statements.

(a) Since Parent’s formation, Parent has timely filed all forms, reports, schedules, statements and other documents, including all exhibits thereto, required to be filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto (the “Parent SEC Documents”); and Parent will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional Parent SEC Documents”). Parent has furnished to the Company true and correct copies of all documents and other instruments that previously had been filed by Parent with the SEC and are currently in effect. The Parent SEC Documents were, and the Additional Parent SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as applicable. The Parent SEC Documents did not, and the Additional Parent SEC Documents will not, at the time they were or are filed with the SEC (or, if any information contained in any Parent SEC Document has been or is revised or superseded by a later filed Parent SEC Document or Additional Parent SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.14, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. Each director and executive officer of Parent has timely filed with the SEC all documents required to be filed with respect to Parent by Section 16(a) of the Exchange Act.

(b) Each of the financial statements (including, in each case, any notes thereto) contained or incorporated by reference in any Parent SEC Document and/or Additional Parent SEC Document is or, when filed, will be in conformity with GAAP (applied on a consistent basis), Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated, and each is or, when filed, will be complete and each fairly presents or, when filed, will fairly present, in all material respects, the financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein.

(c) Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Parent SEC Document (the “Parent Certifications”). Each of the Parent Certifications is true and correct.

(d) Since its initial public offering, Parent has maintained, and currently maintains, disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which controls and procedures are reasonably designed to ensure that all material information concerning Parent and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

(e) Parent maintains a standard system of accounting established and administered in accordance with GAAP. Parent has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since its initial public offering, Parent has maintained and currently maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Parent has delivered to the Company, to the extent applicable, a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of Parent to Parent’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Parent to record, process, summarize and report financial data. Since its incorporation, Parent has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

(f) Parent has no off-balance sheet arrangements. No financial statements other than those of Parent are required by GAAP to be included in the consolidated financial statements of Parent.

(g) Neither Parent nor, to the Knowledge of Parent, any manager, director, officer, employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices or fraud. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to Parent’s board of directors (or any committee thereof) or to any director or officer of Parent. Since Parent’s inception, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or Parent’s board of directors or any committee thereof.

(h) Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq and all rules and regulations promulgated by the SEC that are applicable to Parent, Purchaser and Merger Sub.

(i) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent and Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j) Except as and to the extent set forth in Parent SEC Documents, Parent does not have any Liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for Liabilities and obligations arising in the Ordinary Course of Parent’s and Merger Sub’s business.

(k) As of the date hereof, there are no outstanding comments from the SEC with respect to Parent SEC Documents. To the Knowledge of Parent, none of the Parent SEC Documents filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

(l) Except with respect to information about the Company and its Subsidiaries supplied by the Company expressly for inclusion in the Proxy Statement, the Proxy Statement will not, as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to Company Shareholders or at the time of the meeting of the Company Shareholders, contain any statement which, at such time and in light of the circumstances under which they were made, are false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

6.15 Business Activities. Since its formation, Parent has not conducted any business activities other than activities directed toward completing a business combination (as defined in Parent’s Organizational Documents). Each of Purchaser and Merger Sub was formed solely for the purpose of engaging in the Transactions, and neither Purchaser nor Merger Sub has engaged in any business activities or conducted any operations or incurred any obligation or Liability, other than as contemplated by this Agreement. Except as set forth in Parent’s Organizational Documents, there is no agreement, commitment or Order binding on Parent or to which Parent is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing. Other than Purchaser and Merger Sub, Parent does not directly or indirectly own any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

6.16 Parent Contracts. Except as disclosed in Parent SEC Documents, as of the date hereof, Parent is not party to any Contract (other than engagement agreements and nondisclosure agreements containing customary terms that were entered into in the Ordinary Course).

6.17 Litigation. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent, Purchaser or Merger Sub or any of their respective properties or rights; and none of Parent, Purchaser nor Merger Sub is subject to any outstanding Order. As of the date hereof, there are no Proceedings (at Law or in equity) or investigations pending or, to the Knowledge of Parent, threatened that seek or would reasonably be expected to prevent, hinder, modify, delay or challenge the Transactions or would reasonably be expected to have a Parent Material Adverse Effect.

6.18 Independent Investigation. Parent acknowledges that it has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and that the Company has provided Parent with adequate access to the personnel, properties, premises and books and records of the Company for this purpose.

6.19 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to Parent Shareholders with respect to the solicitation of proxies to approve the Transactions will, at the date of filing or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Parent or that is included in Parent SEC Documents).

6.20 Investment Company. As of the date of this Agreement, Parent is not, and, upon the Closing, Parent will not be, an “investment company,” a company controlled by an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.

6.21 Lockup. All existing lock up agreements between Parent and any of its shareholders or holders of any other securities of Parent entered into in connection with the IPO provide for a lock up period that is in full force and effect.

6.22 Board and Shareholder Approval.

(a) Parent’s board of directors (including any required committee or subgroup of such board but excluding any interested directors) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Reincorporation, the Merger and the other Transactions, (ii) determined that the Reincorporation, the Merger and the other Transactions are in the best interests of the shareholders of Parent, (iii) determined that the Transactions constitute a “business combination” as such term is defined in Parent’s Organizational Documents and (iv) resolved to recommend that the shareholders of Parent approve each of the matters requiring Parent Required Vote and directed that this Agreement, the Reincorporation and the Merger be submitted for consideration by the shareholders of Parent.

(b) The affirmative vote of a majority of the directors of the Parent as, being entitled to vote at a meeting of the board of directors of the Parent called for such purpose or the execution of a resolution of directors in writing by all the directors of the Parent and the affirmative vote of a majority of in excess of fifty percent (50%) of the votes of the holders of Class A Parent Ordinary Shares and the holders of Class B Parent Ordinary Shares of the Parent (voting as a single class) as, being entitled to do so, vote in person or by proxy at the Parent Shareholders’ Meeting or a written resolution of members consented to in writing by the holders of Class A Parent Ordinary Shares and the holders of Class B Parent Ordinary Shares of the Parent holding in excess of fifty percent (50%) of the votes entitled to vote is required to approve the Reincorporation and the entry into the Plan of Merger, and the affirmative vote of the holders of a majority of in excess of fifty percent (50%) of the votes of the holders of Class A Parent Ordinary Shares and the holders of Class B Parent Ordinary Shares of the Parent (voting as a single class) entitled to vote thereon and present in person or by proxy at the Parent Shareholders’ Meeting or a written resolution of members consented to in writing by the holders of Class A Parent Ordinary Shares and the holders of Class B Parent Ordinary Shares of the Parent holding in excess of fifty percent (50%) of the votes entitled to vote is required to approve the entry into this Agreement and the consummation of the Transactions (the “Parent Required Vote”).

6.23 Disclaimer of Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE VI, none of Parent, Parent’s Affiliates or any other Person makes any express or implied representation or warranty with respect to Parent, and Parent expressly disclaims any other representations or warranties, whether made by Parent or any other Person (including its Affiliates, officers, directors, employees, agents, representatives or advisors).

6.24 Advice of U.S. Tax Counsel. Parent has, with advice of U.S. tax counsel, considered the qualification of the Reincorporation for the Reincorporation Intended Tax Treatment and, after such consideration, Parent is not aware of the existence of any fact, nor has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Reincorporation from qualifying for the Reincorporation Intended Tax Treatment.

6.25 International Trade Matters; Anti-Bribery Compliance.

(a) The Parent currently is, and has since its inception been, in compliance with all (i) Anti-Corruption Laws, (ii) Sanctions Laws, (iii) Export Control Laws, (iv) anti-money laundering, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, and any other equivalent or comparable Laws of other countries, (v) anti-boycott regulations, as administered by the U.S. Department of Commerce, and (vi) International Trade Control Laws.

(b) Neither the Parent, nor to the Knowledge of the Parent, any director, officer, employee or agent of the Parent, is or is acting under the direction, on behalf or for the benefit of a Person that is (i) the target of Sanctions Laws or a Prohibited Party; or (ii) located, organized or resident in a country or territory that is, or whose government is, the target of comprehensive trade sanctions under Sanctions Laws, including, as of the date of this Agreement, Crimea, Cuba, Iran, North Korea and Syria. Neither the Parent nor, to the Knowledge of the Parent, any director or officer or any employee or agent of the Parent, (A) has participated in any transaction involving a Prohibited Party or a Person who is the target of any Sanctions Laws, or any country or territory that was during such period or is, or whose government was during such period or is, the target of comprehensive trade sanctions under Sanctions Laws, (B) has exported (including deemed exportation) or re-exported, directly or indirectly, any commodity, software, technology, or services in violation of any applicable Export Control Laws or (C) has participated in any transaction in violation of or connected with any purpose prohibited by Anti-Corruption Laws or any applicable International Trade Control Laws, including support for international terrorism and nuclear, chemical, or biological weapons proliferation.

(c) The Parent has not received written notice of, and, to the Knowledge of the Parent, none of its officers, employees, agents or Representatives is or has been the subject of, any investigation, inquiry or enforcement proceedings by any Governmental Authority regarding any offense or alleged offense under Anti-Corruption Laws, Sanctions Laws, Export Control Laws or International Trade Control Laws (including by virtue of having made any disclosure relating to any offense or alleged offense) and, to the Knowledge of the Parent, there are no circumstances likely to give rise to any such investigation, inquiry or proceeding.

ARTICLE VII
COVENANTS AND AGREEMENTS OF THE COMPANY

7.1 Conduct of Business of the Company.

(a) Except as contemplated by this Agreement, as set forth on Schedule 7.1(a) or as required by applicable Law, from the date of this Agreement until the earlier of the Effective Time or valid termination of this Agreement pursuant to ARTICLE XII, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed and may be given as set forth below), the Company and each of the Company’s Subsidiaries shall use commercially reasonable efforts to conduct its business in the Ordinary Course, preserve its goodwill, keep available the services of its officers and employees and maintain satisfactory relationships with customers and vendors; and none of the Company or any Subsidiary shall:

(i) Amend its Organizational Documents;

(ii) Adopt a plan or agreement of liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization or otherwise merge or consolidate with or into any other Person;

(iii) Other than as set forth on Schedule 7.1(a), (A) issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any equity interests of the Company or any of the Company’s Subsidiaries, or any convertible securities or other commitments or instruments pursuant to which the Company or any of the Company’s Subsidiaries may become obligated to issue or sell any of its shares of capital stock or other securities, or the holders may have the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company or the Company’s Subsidiaries may vote, other than the issuance of Company Shares, upon the exercise, exchange or conversion of convertible securities or other commitments or instruments; (B) split, combine, subdivide or reclassify any of its shares of capital stock, (C) declare, set aside or pay any dividend or other distribution with respect to shares of its capital stock other than dividends from a Subsidiary of the Company, or (D) redeem, purchase or otherwise acquire any of its shares of capital stock, other than in connection with the forfeiture or cancellation of such interests;

(iv) (A) Make, cancel or compromise any loans, advances, guarantees or capital contributions to any Person other than to a Subsidiary of the Company or for amounts not in excess of $100,000 in the aggregate or (B) incur, assume, accelerate, guarantee or otherwise become liable for any Indebtedness;

(v) Make or commit to make any capital expenditures except (A) as contemplated by the Company’s current budget, (B) in the Ordinary Course, or (C) for amounts not in excess of $100,000 in the aggregate;

(vi) Acquire, transfer, mortgage, assign, sell, lease, create a Lien (other than Permitted Liens) upon or otherwise dispose of or pledge any Asset of the Company or any of its Subsidiaries other than in the Ordinary Course;

(vii) Acquire, directly or indirectly (including by merger, consolidation, purchase of equity interests or assets, or any other form of business combination), any corporation, partnership, limited liability company, business organization, division, or any material assets of any of the foregoing;

(viii) Commence any Proceeding or release, assign, compromise, settle, waive or abandon any pending or threatened Proceeding, other than any such Proceeding that would not reasonably be expected to result in damages or otherwise have a value, individually, in excess of $100,000 or are non-monetary in nature;

(ix) Except as required by applicable Law, under the terms of any Benefit Arrangement disclosed in Schedule 5.22(a) or in the Ordinary Course (A) grant or announce any increase in salaries, bonuses, severance, termination, retention or change-in-control pay, equity based or other compensation and benefits payable or to become payable by the Company or any of its Subsidiaries to any current or former employee in excess of $100,000 in the aggregate, (B) terminate, adopt, enter into or materially amend any Benefit Arrangement, or (C) adopt, establish or enter into any plan, policy or arrangement that would constitute a Benefit Arrangement if it were in existence on the date hereof, other than in the case of the renewal of group health or welfare plans;

(x) Enter into, amend, terminate or extend any collective bargaining agreement or any other agreement with a labor or trade union, employee association or works council or recognize or certify any labor union, labor organization, or group of employees of as the bargaining representative for any employees;

(xi) Change its fiscal year or any material method of accounting or material accounting practice, except for any such change required by GAAP;

(xii) Terminate, assign, waiver (other than expiration in accordance with its terms) or amend any material term of any Material Contract or enter into any Contract that would be a Material Contract if entered into prior to the date hereof;

(xiii) Assign, transfer, abandon, modify, waive, terminate, fail to renew, let lapse or otherwise fail to maintain or otherwise change any material Permit or insurance policy, except in the Ordinary Course;

(xiv) Make, revoke or change any Tax election, adopt or change any Tax accounting method or period, file an amended Tax Return, enter into any Tax allocation, Tax sharing, Tax indemnity or other closing agreement or settlement related to Taxes, settle any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(xv) Grant, modify, abandon, dispose of or terminate any rights relating to any Intellectual Property of the Company or the Company’s Subsidiaries, other than in the Ordinary Course, or otherwise permit any of its rights relating to any Intellectual Property to lapse (other than in the Ordinary Course or registrations for trademarks that are no longer in use by, are not planned to be used in the future by and are no longer being maintained by Company and its Subsidiaries);

(xvi) Take any action, or knowingly fail to take any action that would reasonably be expected to prevent or impede the Reincorporation Intended Tax Treatment;

(xvii) Enter into any new line of business; or

(xviii) Agree or commit to do, or resolve, authorize or approve any action to do, any of the foregoing, or take any action or omission that would result in any of the foregoing;

provided, however, that nothing in the Section 7.1(a) shall require the Company to do or not do anything that would be reasonably expected to violate applicable antitrust, competition Law or any Law.

(b) The Company shall be permitted to request consent from Parent in writing (including by electronic mail) by delivering written notice (including by electronic mail) to Parent in accordance with Section 13.9. For purposes of this Section 7.1, Parent shall respond (including by return email) to such request as promptly as practicable, and if Parent does not respond (including by return email) to any request within three Business Days after the Company delivers such written request for consent to Parent (including at the email addresses set forth in Section 13.9), Parent shall be deemed to have provided its prior written consent to the taking of such action.

7.2 Access to Information. Subject to confidentiality obligations that may be applicable to information furnished to the Company by third parties from time to time and applicable attorney-client privilege and, in all cases, solely to the extent permitted by applicable Law, from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide to Parent and its authorized Representatives reasonable access (which access will be under the supervision of the Company’s personnel) to the personnel, books, records, properties, financial statements, internal and external audit reports, regulatory reports, Contracts, Permits, commitments and any other reasonably requested documents and other information of the Company and its Subsidiaries during normal business hours (in a manner so as to not interfere with the normal business operations of the Company or any of its Subsidiaries) and use commercially reasonable efforts to cause the employees, legal counsel, accountants and representatives of the Company to reasonably cooperate with Parent in its investigation of the Company; provided that no investigation pursuant to this Section 7.2 shall affect any representation or warranty given by the Company. All of such information shall be treated as confidential information pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, without the prior written consent of the Company, make inquiries of Persons having business relationships with the Company (including suppliers, customers and vendors) regarding the Company or such business relationships. From and after the Closing, the Non-Disclosure Agreement shall terminate and be of no force and effect with respect to any information relating to the Company and its Subsidiaries, unless terminated earlier by either party thereto in accordance with the terms thereof.

7.3 Additional Financial Information.

(a) No later than January 31, 2026 or such other date that may be mutually agreed between the parties, the Company shall deliver to Parent (i) the Interim Financial Statements and (ii) the audited consolidated financial statements (the “Audited Financial Statements”) of the Company and its Subsidiaries (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of June 30, 2025 and June 30, 2024, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, and as applicable, audited by a PCAOB qualified auditor in accordance with GAAP and the requirements of the PCAOB for public companies, and the related audited income statements, changes in stockholder equity and statements of cash flows for the twelve months then ended. If the Company does not deliver the Interim Financial Statements and the Audited Financial Statements on or before January 31, 2026, or such other agreed date, Parent shall have the right to terminate this Agreement in accordance with ARTICLE XI.

(b) Subsequent to the delivery of the Interim Financial Statements pursuant to Section 7.3(a), the Company shall deliver to Parent copies of the Company’s and its Subsidiaries’ unaudited consolidated interim financial information for each fiscal quarterly period thereafter no later than forty five (45) calendar days following the end of each such fiscal quarterly period.

(c) All of the financial statements to be delivered pursuant to this Section 7.3, shall be prepared under GAAP in accordance with requirements of the PCAOB for public companies and shall fairly present the financial position and results of operations of the Company and its Subsidiaries as of the date or for the periods indicated, in accordance with GAAP, except as otherwise indicated in such statements and subject to year-end audit adjustments. The Company will promptly provide additional Company financial information reasonably requested by Parent for inclusion in the Proxy Statement and any other filings to be made by Parent with the SEC.

7.4 Lock-Up. Prior to the Closing, the Company shall cause the Company Shareholders to enter into an agreement with Parent, substantially the form attached hereto as Exhibit C (the “Lock-Up Agreement”), to be effective as of the Closing, pursuant to which the each Company Shareholder’s pro rata share of the Merger Consideration shall be subject to a lock-up on the terms and conditions set forth therein.

7.5 Notice of Changes. The Company shall give prompt written notice to Parent of (a) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 11.2(a) would not be satisfied, (b) any breach of any covenant or agreement of the Company contained in this Agreement such that the condition set forth in Section 11.2(b) would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have a Company Material Adverse Effect and (d) any Proceeding initiated by or against the Company or any of the Company’s Subsidiaries or any of their predecessors or against any officer or director of the Company or any of the Company’s Subsidiaries in their capacity as such in an amount in controversy equal to or greater than $100,000 individually as set out in the filings related to such Proceeding; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to amend or supplement the Company Disclosure Schedules or to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

ARTICLE VIII
COVENANTS OF PARENT, PURCHASER AND MERGER SUB

8.1 Listing. Parent shall use its commercially reasonable efforts (a)(i) to maintain its existing listing on Nasdaq until the Closing Date, and (ii) to obtain approval of the listing of Purchaser Surviving Corporation and the listing of Purchaser Surviving Corporation Shares and Purchaser Surviving Corporation Warrants on Nasdaq; (b) without derogating from the generality of the requirements of clause (a) and to the extent required by the rules and regulations of Nasdaq, to (i) prepare and submit to Nasdaq a notification form for the listing of Purchaser Surviving Corporation Shares to be issued in the Merger and (ii) to cause such shares to be approved for listing (subject to notice of issuance) on Nasdaq (unless otherwise determined); and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Purchaser Surviving Corporation Shares on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. The Company will cooperate with Parent as reasonably requested by Parent with respect to the Nasdaq Listing Application and promptly furnish to Parent all information concerning the Company and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 8.1.

8.2 Trust Account. Parent has established the Trust Account from the proceeds of the IPO and from certain private placements occurring simultaneously with the IPO for the benefit of Parent Public Shareholders and certain parties (including the underwriters of the IPO). Prior to the Closing, Parent shall disburse monies from the Trust Account only (a) to pay income and other Tax obligations from any interest income earned in the Trust Account or (b) to redeem Class A Parent Ordinary Shares in accordance with the provisions of Parent’s Organizational Documents. The Trust Agreement will not be amended or modified prior to the Effective Time unless deemed necessary.

8.3 Parent Public Filings. From the date hereof through the Closing, Parent will use commercially reasonable efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

8.4 Section 16 Matters. Prior to the Closing, the board of directors of Parent, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Merger Consideration pursuant to this Agreement and the other agreements contemplated hereby by any Person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Purchaser following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

8.5 Notice of Changes. Parent shall give prompt written notice to the Company of (a) any representation or warranty made by Parent, Purchaser or Merger Sub contained in this Agreement becoming untrue or inaccurate such that the condition set forth in Section 11.3(a) would not be satisfied, (b) any breach of any covenant or agreement of Parent, Purchaser or Merger Sub contained in this Agreement such that the condition set forth in Section 11.3(b) would not be satisfied, (c) any event, circumstance or development that would reasonably be expected to have a Parent Material Adverse Effect and (d) any Proceeding initiated by or against Parent or its Subsidiaries or any of their predecessors or against any officer or director of Parent or any of its Subsidiaries in their capacity; provided, however, that in each case (i) no such notification shall affect the representations, warranties, covenants, agreements or conditions to the obligations of the Parties under this Agreement and (ii) no such notification shall be deemed to cure any breach of any covenant or agreement or inaccuracy of any representation or warranty.

8.6 D&O Insurance; Indemnification of Officers and Directors.

(a) From and after the Closing Date through the sixth (6th) anniversary of the Closing Date, Purchaser shall cause (i) its Organizational Documents to contain provisions no less favorable to the current or former directors, managers, officers or employees of the Company or Parent (collectively, “D&O Indemnitees”) with respect to limitation of certain liabilities, advancement of expenses and indemnification than are set forth as of the date of this Agreement in the Organizational Documents of the Company or Parent, as applicable, which provisions in each case shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the D&O Indemnitees with respect to any acts or omissions occurring at or prior to the Closing, except as required by Law.

(b) Prior to the Closing Date, Parent shall purchase, at the expense of Purchaser Surviving Corporation, a directors’ and officers’ liability tail insurance policy on terms and conditions reasonably satisfactory to Parent for all of the officers and directors of Parent as of immediately prior to the Merger, with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) The provisions of this Section 8.6 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnitee for all periods ending on or before the Closing Date and may not be changed with respect to any officer or director without his or her written consent.

(d) On the Closing Date, Purchaser shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Purchaser with the post-Closing directors and officers of Purchaser, which indemnification agreements shall continue to be effective following the Closing.

ARTICLE IX
TAX COVENANTS

9.1 Tax Matters.

(a) Each of the Parties shall use their reasonable best efforts to cause each of the Reincorporation and the Merger to qualify for the Reincorporation Intended Tax Treatment and the Merger Intended Tax Treatment, respectively, and no Party or their respective Affiliates has taken or will take any action (or fail to take any action), if such action (or failure to act), whether before or after the Effective Time, would reasonably be expected to prevent or impede the Reincorporation or the Merger from qualifying for such intended Tax treatment.

(b) Each of Parent, Purchaser, the Company, and their respective Affiliates shall file all Tax Returns consistent with the Reincorporation Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with its Tax Return for the taxable year of the Reincorporation), and shall take no position inconsistent with the Reincorporation Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(c) Each of Purchaser, Merger Sub, and Company, and their respective Affiliates shall file all Tax Returns consistent with the Merger Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) on or with its Tax Return for the taxable year of the Merger), and shall take no position inconsistent with the Merger Intended Tax Treatment (whether in audits, Tax Returns or otherwise), unless otherwise required by a Taxing Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code.

(d) Any and all Transfer Taxes shall be paid by Purchaser, unless the Transfer Taxes are imposed in connection with the Merger and are an obligation of the Company’s shareholders under applicable Law, in which case such Transfer Taxes shall be borne by the applicable Company’s shareholders. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other document. Notwithstanding any other provision of this Agreement, the parties shall (and shall cause their respective Affiliates to) cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

(e) Within sixty (60) days after the end of Purchaser’s current taxable year and each subsequent taxable year of Purchaser for which Purchaser reasonably believes that it may be a “passive foreign investment company” within the meaning of Section 1297 of the Code (“PFIC”), Purchaser shall (i) determine its status as a PFIC, (ii) determine the PFIC status of each of its Subsidiaries that at any time during such taxable year was a foreign corporation within the meaning of Section 7701(a) of the Code (the “Non-U.S. Subsidiaries”) and (iii) make such PFIC status determinations available to the shareholders of Purchaser as of immediately prior to the Effective Time. If Purchaser determines that it was, or could reasonably be deemed to have been, a PFIC in such taxable year, Purchaser shall use commercially reasonable efforts to provide the statements and information (including a PFIC Annual Information Statement meeting the requirements of Treasury Regulation Section 1.1295-1(g))

necessary to enable Purchaser shareholders as of immediately prior to the Effective Time and their direct or indirect owners that are United States persons (within the meaning of Section 7701(a)(30) of the Code) to comply with all provisions of the Code with respect to PFICs, including making and complying with the requirements of a “Qualified Electing Fund” election pursuant to Section 1295 of the Code or filing a “protective statement” pursuant to Treasury Regulation Section 1.1295-3 with respect to Purchaser or any of the Non-U.S. Subsidiaries, as applicable. The covenants contained in this Section 9.1(e), notwithstanding any provision elsewhere in this Agreement, shall survive in full force and effect until the later of (A) two (2) years after the end of Purchaser’s current taxable year or (B) such time as Purchaser has reasonably determined that it is not a PFIC for three (3) consecutive taxable years.

9.2 Opinion. In the event the SEC requires a tax opinion regarding the Reincorporation Intended Tax Treatment or its consequences to Parent security holders, Parent shall make commercially reasonable efforts to cause its U.S. tax counsel to deliver such tax opinion to Parent. In the event the SEC requires a tax opinion regarding the Merger Intended Tax Treatment or its consequences to Company security holders, the Company shall make commercially reasonable efforts to cause its U.S. tax counsel to deliver such tax opinion to the Company. Each party shall use commercially reasonable efforts to execute and deliver customary representation letters to the applicable tax counsel in form and substance reasonably satisfactory to such counsel. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the tax consequences or characterization of the Merger and Kesse PLLC shall not be required to provide any opinion to any party regarding the tax consequences or characterization of the Reincorporation and/or Merger.

ARTICLE X
ACTIONS PRIOR TO THE CLOSING

10.1 No Shop.

(a) From the date hereof through the earlier of the Closing Date and the date on which this Agreement is properly terminated in accordance with ARTICLE XI, the Company shall not, and the Company shall use commercially reasonable efforts to cause its members, officers, directors, Affiliates, managers, consultants, employees, representatives and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage, participate, enter into discussions or negotiations with, or make any proposal to, any Person concerning any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction (including providing any due diligence materials), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction.

(b) In the event that there is an unsolicited proposal for, or an indication of an interest in entering into, an Alternative Transaction, communicated orally or in writing to the Company or any of their representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within one Business Day after receipt) advise Parent orally and in writing of such Alternative Proposal and the material terms and conditions of such Alternative Proposal (including any changes thereto). The Company shall keep Parent informed on a reasonably current basis of material developments with respect to any such Alternative Proposal.

(c) From and after the date hereof, the Company shall instruct its officers and directors to, and such parties shall instruct and cause the Company’s representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Transaction.

10.2 Efforts to Consummate the Transactions.

(a) Subject to the terms and conditions herein provided, each of Parent, Purchaser, Merger Sub, and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the Reincorporation and the Merger (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE XI). Each of Parent, Purchaser, Merger Sub, and the Company shall use reasonable best efforts to obtain consents of any Governmental Authority necessary to consummate the Transactions as promptly as practicable.

(b) Without limiting the foregoing, the Parties agree to use reasonable best efforts to (i) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the this Agreement or the Transactions contemplated hereby; (ii) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority; (iii) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other Parties a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein; (iv) furnish the other Parties’ outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to this Agreement and the Transactions; provided that such material may (A) be redacted as necessary (1) to comply with contractual arrangements, (2) to address legal privilege concerns or (3) to remove references concerning the valuation of the Parties or (B) be designated as “outside counsel only”, in which event such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials; and (v) furnish the other parties’ outside legal counsel with such necessary information and reasonable assistance as the other parties’ outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority.

(c) In the event any Proceeding by any Governmental Authority or other Person is commenced which questions the validity or legality of the Merger or seeks damages in connection therewith, Parent, Purchaser, Merger Sub, and the Company agree to cooperate and use their reasonable best efforts to defend against such Proceeding and, if an injunction or other Order is issued in any such Proceeding, to use reasonable best efforts to have such injunction or other Order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger.

(d) Notwithstanding the foregoing, nothing in this Section 10.2 shall require, or be construed to require, Parent, Purchaser, Merger Sub, or the Company or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Parent, Purchaser, Merger Sub, or the Company or any of their respective Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests or (iii) any modification or waiver of the terms and conditions of this Agreement.

(e) The Company shall use its commercially reasonable efforts to obtain or provide, as applicable, at the earliest practicable date, all consents, approvals and notices listed in Schedule 10.2(e). The Company shall keep Parent apprised of its efforts undertaken by reason of this Section 10.2(e) and the results of such efforts including by giving Parent copies of consents obtained and notices provided.

10.3 Cooperation with Proxy Statement; Other Filings.

(a) The Company shall promptly provide to Parent such information concerning the Company and the Company Shareholders as is either required by the federal securities Laws or reasonably requested by Parent for inclusion in the Offer Documents. Promptly after the receipt by Parent from the Company of all such information, Parent shall prepare and file with the SEC, and with all other applicable regulatory bodies, proxy materials for the purpose of soliciting proxies from holders of Parent Shares sufficient to obtain the necessary approval of such holders at the Parent Shareholders’ Meeting. Such proxy materials shall be in the form of a proxy/information statement/prospectus (the “Proxy Statement”), which shall be included in a Registration Statement on Form S-4 (the “Form S-4”) filed by Parent with the SEC, pursuant to which the offer and issuance of the Purchaser Shares in the Merger shall be registered. Parent shall promptly respond to any SEC comments on the Form S-4. The Proxy Statement, the Form S-4 and the documents included or referred to therein, together with any supplements, amendments or exhibits thereto, are referred to herein as the “Offer Documents”.

(b) Parent: (i) shall permit the Company and its counsel to review and comment on the Proxy Statement and the Form S-4 and any exhibits, amendments or supplements thereto (or other related documents) at a reasonable time prior to the filing; (ii) shall consider any such comments reasonably and in good faith; and (iii) shall not file the Proxy Statement and the Form S-4 or any exhibit, amendment or supplement thereto without giving reasonable and good faith consideration to the comments of the Company. As promptly as practicable after receipt thereof, Parent shall provide to the Company and its counsel notice and a copy of all correspondence (or, to the extent such correspondence is oral, a summary thereof), including any comments from the SEC or its staff, between Parent or any of its Representatives, on the one hand, and the SEC or its staff or other government officials, on the other hand, with respect to the Proxy Statement and the Form S-4 and, in each case, shall consult reasonably and in good faith with the Company and its counsel concerning any such correspondence. Parent shall not file any response letters to any comments from the SEC without consulting reasonably and in good faith with the Company except to the extent not practicable or legally permissible. Parent will advise the Company, promptly after it receives notice thereof, of the time when the Proxy Statement or the Form S-4 or any amendment or supplement thereto has been filed with the SEC and the time when the Form S-4 declared effective or any stop order relating to the Form S-4 is issued.

(c) As soon as practicable following the date on which the Form S-4 is declared effective by the SEC (the “S-4 Effective Date”), Parent shall distribute the Proxy Statement to the holders of Parent Shares and, pursuant thereto, shall call the Parent Shareholders’ Meeting to be held on a date no later than 45 days after the S-4 Effective Date in accordance with its organizational documents and the laws of the British Virgin Islands and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the transactions contemplated hereby and the other matters presented to the Parent Shareholders for approval or adoption at the Parent Shareholders’ Meeting.

(d) Parent and the Company shall comply with all applicable provisions of and rules under the Securities Act, the Exchange Act, and all applicable Laws of the State of Delaware and the British Virgin Islands, and Nasdaq rules, in the preparation, filing and distribution of the Form S-4 and the Proxy Statement (or any amendment or supplement thereto), as applicable, the solicitation of proxies pursuant to the Proxy Statement and the calling and holding of the Parent Shareholders’ Meeting. Without limiting the foregoing, Parent shall use its reasonable best efforts to ensure that the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, and on the S-4 Effective Date, and the Proxy Statement, on the date it is first distributed to Parent Shareholders and on the date of the Parent Shareholders’ Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided, that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company (or any other information) that is furnished by the Company expressly for inclusion in the Proxy Statement). The Company shall use its reasonable best efforts to ensure that the information relating to the Company that has been supplied by the Company expressly for inclusion in the Proxy Statement or the Form S-4, as applicable, (i) complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) does not, with respect to the Form S-4, at the time it is initially filed with the SEC, at each time at which it is amended, or on the S-4 Effective Date and, with respect to the Proxy Statement, on the date that the Proxy Statement (or any amendment or supplement thereto) is first distributed to Parent Shareholders or on the date of the Parent Shareholders’ Meeting, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, a change in the information relating to the Company or any other information furnished by Parent, Merger Sub or the Company for inclusion in the Proxy Statement that would make the preceding sentence incorrect should be discovered by Parent, Merger Sub or the Company, as applicable, such party shall promptly notify the other parties of such change or discovery and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to Parent’s and the Company’s stockholders. In connection therewith, Parent, Merger Sub and the Company shall instruct their respective employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent as relevant if required to achieve the foregoing.

(e) In accordance with the Parent Certificate of Incorporation and applicable securities Laws and the BVI BCA, in the Proxy Statement, Parent shall seek from the holders of Parent Shares the approval of the following proposals: (i) the approval and adoption of the Business Combination (as defined in Parent’s Organizational Documents), this Agreement and the other Transaction Documents, the Merger and the other Transactions; (ii) the approval and adoption of the Reincorporation and the entry into the PM; (iii) adoption and approval of the Amended and Restated COI of Parent, with effect from the Closing, (iv) approval of the appointment of the director nominees to the Post-Closing Board of Directors as contemplated by Section 3.6; (v) approval to adjourn Parent Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing; and (vi) approval to obtain any and all other mutually agreed upon approvals necessary or advisable to effect the consummation of the Merger (the proposals set forth in the forgoing clauses (i) through (vi) are referred to as the “Parent Proposals”).

(f) Parent, with the assistance of the Company, shall use its reasonable best efforts to promptly respond to any comments from the SEC or its staff with respect to the Form S-4 and have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC, and to keep the Form S-4 effective as long as is necessary to consummate the transactions contemplated hereby. As soon as practicable after the S-4 Effective Date, Parent shall cause the Proxy Statement, together will all other Offer Documents, to be disseminated to holders of Parent Shares. The Offer Documents shall provide the public stockholders of Parent with the opportunity to redeem all or a portion of their public shares of Class A Parent Ordinary Shares, all in accordance with and as required by Parent’s Organizational Documents, the Trust Agreement, applicable Law and any applicable rules and regulations of the SEC. Within 45 days following the S-4 Effective Date, Parent shall call and hold the Parent Shareholders’ Meeting for the purpose of seeking the approval of each of the Parent Proposals, and Parent shall consult in good faith with the Company with respect to the date on which such meeting is to be held. Parent shall use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the Parent Proposals. If on the date for which the Parent Shareholders’ Meeting is scheduled (including any postponed or adjourned date), Parent has not received proxies representing a sufficient number of shares to obtain the approval of the Parent Shareholders, whether or not a quorum is present, Parent shall make one or more successive postponements or adjournments of the Parent Shareholders’ Meeting, each such postponement or adjournment to be no more than 10 Business Days, and shall continue to use its reasonable best efforts to solicit from its stockholders proxies in favor of the Parent Proposal; provided that, without the consent of the Company, Parent shall not postpone or adjourn the Parent Shareholders’ Meeting to a date later than the Closing Date.

(g) The Company acknowledges that a substantial portion of the Proxy Statement/Form S-4 shall include disclosure regarding the Company and its management, operations and financial condition. Accordingly, the Company agrees to as promptly as reasonably practical provide Parent with such information as shall be requested by Parent for inclusion in or attachment to the Proxy Statement/Form S-4, and shall use its reasonable best efforts to ensure that such information is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company understands that such information shall be included in the Proxy Statement/Form S-4 or responses to comments from the SEC or its staff in connection therewith.

(h) Notwithstanding anything else to the contrary in this Agreement or any Transaction Documents, each of Parent and the Company may make any public filing with respect to the Merger, this Agreement, or the Transaction Documents to the extent required by applicable Law, provided that (i) prior to making any filing that includes information regarding the Company, Parent shall provide a copy of the filing to the Company and permit the Company to make revisions to protect confidential or proprietary information of the Company, and (ii) prior to making any filing that includes information regarding the Parent, Purchaser or Merger Sub, the Company shall provide a copy of the filing to Parent and permit Parent to make revisions to protect confidential or proprietary information of the Parent, Purchaser or Merger Sub.

(i) Prior to the S-4 Effective Date, each of Parent and the Company shall use its commercially reasonable efforts to take all or any action required under any applicable federal or state securities Laws in connection with the issuance of the Purchase Surviving Corporation Shares pursuant to this Agreement. Each of Parent and the Company also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company or the Company Shareholders as may be reasonably requested by Parent in connection with any such action.

(j) In connection with the preparation and filing of the Form S-4 and any amendments thereto, the Company shall reasonably cooperate with Parent and shall make its directors, officers and appropriate senior employees reasonably available to Parent and its counsel in connection with the drafting of the Form S-4, including the Proxy Statement, and responding in a timely manner to comments from the SEC or its staff thereon.

(k) Parent and the Company shall mutually agree upon and issue a press release announcing the effectiveness of this Agreement. Parent and the Company shall cooperate in good faith with respect to the prompt preparation of such press release, and, as promptly as practicable after the effective date of this Agreement (but in any event within four (4) Business Days thereafter), Parent shall file with the SEC, with cooperation and following consultation from the Company, a Form 8-K pursuant to the Exchange Act to report the execution of this Agreement as of its effective date. Prior to the Closing, Parent and the Company shall mutually agree upon and prepare the press release announcing the consummation of the transactions contemplated by this Agreement. Concurrently with or promptly after the Closing, Parent shall issue such press release. Parent and the Company shall cooperate in good faith with respect to the preparation of such press release, and, at least five (5) days prior to the Closing, Parent shall prepare, with cooperation and consultation from the Company, a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the required pro forma financial statements and the historical financial statements prepared by the Company and its accountant. Concurrently with the Closing, or as soon as practicable (but in any event within four (4) Business Days) thereafter, Parent shall file such Form 8-K with the SEC.

10.4 Shareholder Vote; Recommendation of Parent’s Board of Directors. Parent, through Parent’s board of directors, shall recommend that Parent Shareholders vote in favor of adopting and approving all Parent Proposals, and Parent shall include such recommendation in the Proxy Statement. Parent’s board of directors shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Parent that they vote in favor of Parent Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Parent, a “Modification in Recommendation”).

10.5 Parent Shareholders’ Meeting. Parent shall take all action necessary under applicable Law, in consultation with the Company, to establish a record date for, call, give notice of and hold a meeting of the holders of Parent Shares to consider and vote on Parent Proposals at Parent Shareholders’ Meeting. Parent Shareholders’ Meeting shall be held as promptly as practicable, in accordance with applicable Law and Parent’s Organizational Documents, after the Proxy Statement is “cleared” by the SEC, but in no event later than 30 days following the date the Proxy Statement is “cleared” by the SEC. Parent shall take reasonable measures to ensure that all proxies solicited in connection with Parent Shareholders’ Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of Parent Shareholders’ Meeting, or a date preceding the date on which Parent Shareholders’ Meeting is scheduled, Parent (after consultation with the Company) reasonably believes that (i) it will not receive proxies sufficient to obtain Parent Required Vote for each Parent Proposal, whether or not a quorum would be present or (ii) it will not have sufficient Parent Shares represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of Parent Shareholders’ Meeting, Parent may adjourn, or make one or more successive adjournments of, Parent Shareholders’ Meeting in compliance with the Laws of the British Virgin Islands and Parent’s Organizational Documents, as long as the date of Parent Shareholders’ Meeting is not adjourned more than an aggregate of twenty (20) clear days in connection with any adjournments.

10.6 Form 8-K; Press Releases.

(a) As promptly as practicable after execution of this Agreement, but no later than four (4) Business Days thereafter, Parent will file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, a copy of which will be provided to the Company at least two Business Days before its filing deadline and which the Company may review and comment upon prior to filing. Promptly after the execution of this Agreement, Parent and the Company shall also issue a joint press release announcing the execution of this Agreement, in form and substance mutually acceptable to Parent and the Company.

(b) Prior to the Closing, Parent and the Company shall prepare a mutually agreeable press release announcing the consummation of the Merger (the “Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release and, as soon as practicable thereafter, file a Current Report on Form 8-K with the SEC.

10.7 Fees and Expenses. Except as otherwise set forth in this Agreement, including in Section 9.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Purchaser shall pay or cause to be paid the Company Transaction Expenses and Parent Transaction Expenses related to the Merger and the Transactions. Any payments to be made (or to cause to be made) by Purchaser pursuant to this Section 10.7 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

10.8 Shareholder Litigation. In the event that any litigation related to this Agreement, any Transaction Documents or the Transactions is brought or, to the Knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any Parent Shareholder prior to the Closing, Parent shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Parent shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

ARTICLE XI
CONDITIONS PRECEDENT

11.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) There shall not be any Order or Law in effect that restrains, enjoins, prevents, prohibits or make illegal the consummation of the Merger;

(b) The Reincorporation, the Merger and each of the Parent Proposals (other than Parent Proposals described in Section 10.3(e)(vi) – (vii)) have been approved by Parent Required Vote in accordance with the provisions of Parent’s Organizational Documents and the Laws of the British Virgin Islands;

(c) The Purchaser Surviving Corporation’s initial listing application in connection with the Transactions shall have been approved by Nasdaq so that immediately following the Merger, Purchaser Surviving Corporation’s satisfies any applicable initial and continuing listing requirements of Nasdaq;

(d) All consents, approvals and actions of, filings with and notices to any Governmental Authority required to consummate the Transactions shall have been made or obtained;

(e) The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement; and

(f) The Purchaser shall have, as of the Closing Date, an aggregate amount not less than $5,000,000 in any combination of cash, cash in the Trust Account, a private investment in public equity, an equity line of credit, or third-party financing, net of any outstanding checks, wire transfers, or similar items not yet cleared, and net of any cash distributions or transfers made in connection with or as a result of the Transactions contemplated by this Agreement.

11.2 Conditions to Obligations of Parent, Purchaser and Merger Sub. The obligations of Parent, Purchaser and Merger Sub to effect the Reincorporation and the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of the Company set forth in Article V shall be true and correct as of the date hereof and as of the Closing, except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of the representations and warranties of the Company set forth in ARTICLE V that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) Parent shall have received a certificate or letter, signed by the CEO of the Company, certifying or confirming as to the matters set forth in Section 11.2(a), Section 11.2(b) and Section 11.2(c);

(e) The Company shall have executed and delivered to Parent a copy of each Transaction Document to which it is a party;

(f) The Company Shareholders shall have executed and delivered to Parent the Lock-Up Agreement;

(g) Parent shall have received a certificate or confirmation letter, signed by a director or officer of the Company and each of the Company’s Subsidiaries certifying or confirming that true, latest and correct copies of the Organizational Documents of the Company and each of the Company’s Subsidiaries, as in effect on the Closing Date, are attached to such certificate or confirmation letter;

(h) Parent shall have received copies of third party consents (if applicable) set forth on Schedule 11.2(h) in form and substance reasonably satisfactory to Parent, and no such consents have been revoked;

(i) Parent shall have received a certificate or letter, signed by a director or officer of the Company, certifying or confirming that true, complete and correct copies of (i) the resolutions of the directors of the Company and (ii) by the directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and performance by the Company, as applicable, of the Transactions, including the Merger, having been duly and validly adopted and being in full force and effect as of the Closing Date, are attached to such certificate or letter; and

(j) The Company shall have delivered to Parent good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than five (5) days prior to the Closing Date from the Delaware Secretary of State and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case provided that good standing certificates or similar documents for the Company are generally available in such jurisdictions.

(k) Parent shall have received an acknowledgement duly executed by each Company Safeholder that such Company Safeholder is receiving Purchaser Class A Shares, in a form reasonably acceptable to Parent.

11.3 Conditions to Obligation of the Company. The obligation of the Company and the Company Equityholders to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) The representations and warranties of Parent, Purchaser and Merger Sub set forth in ARTICLE VI shall be true and correct in all material respects, on and as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent of changes or developments contemplated by the terms of this Agreement and (ii) for such representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time);

(b) Parent, Purchaser and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not be any event that is continuing that would individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect;

(d) The Company shall have received a certificate or letter, signed by the CEO or CFO of Parent, certifying as to the matters set forth in Section 11.3(a), Section 11.3(b) and Section 11.3(c) above.

(e) Parent shall have executed and delivered to the Company copy of each Transaction Document to which it is a party;

(f) Parent shall have delivered to the Company a certificate, signed by an officer of Parent, certifying true, complete and correct copies of (i) the resolutions duly passed by Parent Required Vote at Parent Shareholders’ Meeting and by Purchaser, as the sole shareholder of Merger Sub, approving the Merger and the consummation of the Transactions contemplated by this Agreement and the other Transaction Documents; (ii) certified copies of the resolutions duly passed by Parent’s board of directors, Purchaser and Merger Sub authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which each is a party and the performance by Parent, Purchaser and Merger Sub of the Transactions, including the Merger, each having been duly and validly passed and being in full force and effect as of the Closing Date; and (iii) written resignations, in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing, executed by such officer(s) and such person(s) serving as director(s) of Parent immediately prior to the Closing;

(g) Parent shall have delivered to the Company a certificate or letter, signed by an officer of Parent, certifying that true, complete and correct copies of the Organizational Documents of Parent, Purchaser and Merger Sub, as in effect on the Closing Date, are attached to such certificate or letter;

(h) Parent shall have delivered to the Company certificates of good standing with respect to Parent, Purchaser and Merger Sub from their respective applicable jurisdictions of incorporation; and

(i) Except for Parent Shares to be issued pursuant to this Agreement, from the date of this Agreement through the Closing, no Parent Shares shall have been issued to any Person in an amount or on terms other than those approved with the prior written consent of the Company.

If the Closing occurs, all Closing conditions set forth in Section 11.1 and Section 11.3 that have not been fully satisfied as of the Closing will be deemed to have been waived by Company, and all closing conditions set forth in Section 11.1 and Section 11.2 that have not been fully satisfied as of the Closing will be deemed to have been waived by Parent, Purchaser and Merger Sub.

ARTICLE XII
TERMINATION

12.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) By the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors;

(b) By Parent, if any of the representations or warranties of the Company set forth in ARTICLE V shall not be true and correct, or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 11.2(a), Section 11.2(b) or Section 11.2(c) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by Parent) by the earlier of (i) the Outside Date or (ii) thirty (30) days after written notice thereof is delivered to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 12.1(b) if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured.

(c) By the Company, if any of the representations or warranties of Parent, Purchaser or Merger Sub set forth in ARTICLE VI shall not be true and correct, or if either Parent, Purchaser or Merger Sub has failed to perform any covenant or agreement on the part of Parent, Purchaser or Merger Sub set forth in this Agreement (including an obligation to consummate the Closing), in each case such that the conditions to Closing set forth in either Section 11.3(a) or Section 11.3(b) would not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failure to perform any covenant or agreement, as applicable, are not cured (or waived by the Company) by the earlier of (i) the Outside Date or (ii) thirty (30) days after written notice thereof is delivered to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 12.1(c) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder, which breach has not been cured;

(d) By either the Company or Parent:

(i) On or after September 1, 2026 (the “Outside Date”), if the Merger shall not have been consummated prior to the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(d)(i) shall not be available to a Party if the failure of the Merger to have been consummated on or before the Outside Date was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(ii) If any Order having the effect set forth in Section 11.1 shall be in effect and shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 12.1(d)(ii) shall not be available to a Party if such Order was due to such Party’s breach of or failure to perform any of its representations, warranties, covenants or agreements set forth in this Agreement;

(iii) If any of Parent Proposals (other than Parent Proposals described in Section 10.3(e)(vi) or 10.3(e)(vii)) shall fail to receive Parent Required Vote for approval at Parent Shareholders’ Meeting (unless such Parent Shareholders’ Meeting has been adjourned, in which case at the final adjournment thereof);

(e) By the Company if there has been a Modification in Recommendation;

(f) By Parent if the Company Shareholder Approval shall not have been obtained within seven (7) Business Days of the delivery to the Company Shareholders of the Proxy Statement; provided that the termination right under this Section 12.1(f) shall be of no further force or effect if such Company Shareholder Approval is delivered to Parent prior to the termination of the Agreement (even if after the seven (7) Business Day period provided above); or

(g) By Parent if the Audited Financial Statements or the Interim Financial Statements have not been delivered by January 31, 2026 or such other date that may be mutually agreed between the parties.

12.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 12.1 (other than termination pursuant to Section 12.1(a))), written notice thereof shall be given by the Party desiring to terminate to the other Party or Parties, specifying the provision hereof pursuant to which such termination is made, and, following such delivery, this Agreement shall become null and void (other than the provisions of ARTICLE XIII and this Section 12.2). The termination of this Agreement shall not affect the obligations of Parent or its Affiliates under the Non-Disclosure Agreement.

ARTICLE XIII
MISCELLANEOUS

13.1 Amendment or Supplement. This Agreement may only be amended, modified or supplemented by a duly authorized written agreement signed by each of the parties.

13.2 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other Parties hereto, (b) extend the time for the performance of any of the obligations or acts of any other Parties hereto or (c) waive compliance by the other Parties with any of the agreements contained herein or any of such Party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

13.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 13.3 shall be null and void.

13.4 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

13.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Non-Disclosure Agreement, and the Transaction Documents (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) are not intended to and shall not confer any rights upon any Person other than the parties.

13.6 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof; provided that matters that as a matter of the Laws of the British Virgin Islands are required to be governed by the law of the British Virgin Islands (including the effects of the Reincorporation) shall be governed by, and construed in accordance with, the Laws of the British Virgin Islands, without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the British Virgin Islands. Subject to the previous sentence, all Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in the State of Delaware (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Proceeding arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party agrees that a final judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other Proceeding relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 13.10. Nothing in this Section 13.6 shall affect the right of any party to serve legal process in any other manner permitted by Law.

13.7 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.7.

13.8 Specific Enforcement.

(a) The parties hereby agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Reincorporation, the Merger or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, the parties agree that each party shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in accordance with Section 13.6, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at Law or in equity (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy).

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of, or to enforce compliance with this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such Order or injunction.

13.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), by 5:00 p.m. on a Business Day, addressee’s day and time, on the date of delivery, and otherwise on the first Business Day after such delivery, (b) when sent by email (with written confirmation of transmission) if by 5:00 p.m. on a Business Day, addressee’s day and time, and otherwise on the first Business Day after the date of such written confirmation; (c) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepared; or (d) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other parties pursuant to this Section 13.9):

If to Parent, Purchaser or Merger Sub:

D. Boral ARC Acquisition I Corp.
590 Madison Ave
New York, NY 10022
Attn: John Darwin, Chief Financial Officer
Email: jdarwin@dboralcapital.com

with a copy to (which shall not constitute notice):

Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: David Levine
E-mail: dlevine@loeb.com

If to the Company:

Exascale Labs Inc.
820 Gessner Road, Suite 332
Houston, TX 77024
Attention: Hoansoo Lee
E-mail: hoansoo@exabits.xyz

with a copy to (which shall not constitute notice):

Kesse PLLC
845 Texas Avenue, Suite 200
Houston, TX 77002
Attention: Kelvin Kesse
E-mail: kelvinkesse@kessepllc.com

13.10 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

13.11 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a Party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity. The exercise by a Party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

13.12 Waiver. The Company understands that Parent has established the Trust Account for the benefit of the Parent Shareholders and the underwriters of the IPO pursuant to the Trust Agreement and that Parent may disburse monies from the Trust Account only for the purposes set forth in the Trust Agreement and Parent Organizational Documents. For and in consideration of Parent agreeing to enter into this Agreement, the Company and the Company Equityholders hereby agree that they do not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agree that they will not seek recourse against the Trust Account for any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent.

13.13 Publicity. Except as required by any Governmental Authority or Law including any applicable securities Law or stock exchange rule, in which case the party making the announcement shall use commercially reasonable efforts to consult with the other party in advance as to its form, content and timing, or as contemplated by this Agreement, the Parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the Transactions without the prior approval of the other Parties hereto, which approval shall not be unreasonably withheld. If a Party is required to make such a disclosure as required by Law, the Parties will use their commercially reasonable efforts to cause a mutually agreeable release or public disclosure to be issued.

13.14 Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) Solely with respect to the Company, Parent and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Parent and Merger Sub as named Parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Parent or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

Parent:

D. BORAL ARC ACQUISITION I CORP.

By:	/s/ John Darwin
	Name:	John Darwin
	Title:	Chief Financial Officer

Purchaser:

D. BORAL ARC MERGER CORPORATION

By:	/s/ David Boral
	Name:	David Boral
	Title:	Chief Executive Officer

Merger Sub:

D. BORAL ARC MERGER SUB INC.

By:	/s/ David Boral
	Name:	David Boral
	Title:	Chief Executive Officer

The Company:

EXASCALE LABS INC.

By:	/s/ Hoansoo Lee
	Name:	Hoansoo Lee
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]